Exhibit 10.17

BASIC LEASE INFORMATION
OFFICE NET

LEASE DATE:	December ___, 2000
TENANT:	SIEBEL SYSTEMS, INC., a Delaware corporation
TENANT'S NOTICE ADDRESS:	2207 Bridgepointe Parkway San Mateo, CA 94404 Attn: Vice President, Real Estate and Facilities
With a copy to: 2207 Bridgepointe Parkway San Mateo, CA 94404 Attn: Vice President, Legal Affairs
TENANT'S BILLING ADDRESS:	2207 Bridgepointe Parkway San Mateo, CA 94404 Attn: Vice President, Real Estate and Facilities
TENANT CONTACT: Linda Jansen	PHONE NUMBER: (650) 477-5511 FAX NUMBER: (650) 477-7252
LANDLORD:	PW ACQUISITIONS VIII, LLC, a Delaware limited liability company
LANDLORD'S NOTICE ADDRESS:	c/o PaineWebber Incorporated 1285 Avenue of the Americas, 38th Floor New York, NY 10019 Attn: Mr. Terrence E. Fancher
With a copy to: c/o PaineWebber Incorporated 1285 Avenue of the Americas, 38th Floor New York, NY 10019 Attn: Mr. John C. Tashjian
LANDLORD'S REMITTANCE ADDRESS:	c/o PaineWebber Incorporated 1285 Avenue of the Americas, 38th Floor New York, NY 10019 Attn: Mr. John C. Tashjian
Project Description:

A commercial project to be developed at the northeast corner of Franklin Drive and Saratoga Drive in San Mateo, California, to be known as "The Center @ Bay Meadows", which is currently anticipated to be approximately as depicted on Exhibit B-2.

Premises:

Approximately 126,060 rentable square feet constituting certain space within that certain four (4) story building (the "Building") to be constructed approximately in the location specified as "Building 2" on Exhibit B attached hereto, which space is described as all rentable square footage to be located on the second (2nd), third (3rd) and fourth (4th) floors of the Building, a portion of the ground floor of the Building and the elevator lobby within the parking structure serving the Project devoted to elevators exclusively serving the Premises, approximately as shown on Exhibit B- 1.

Permitted Use:	General office use and, subject to the provisions of Paragraph 39.C below, use as a training facility.
Occupancy Density:	One occupant per each two hundred (200) rentable square feet of the Premises.
Parking and Parking Charge:

Three (3) non-exclusive, unreserved parking spaces (to be located within the unreserved parking areas of the Project serving the Building) per each one thousand (1,000) rentable square feet in the Premises (rounded to the nearest whole number of parking spaces in the event the rentable area of the Premises is not evenly divisible by one thousand (1,000)) without charge during the Term, in accordance with Paragraph 37 below. Additionally, Landlord shall provide Tenant with twenty-five hundredths (0.25) designated visitor parking spaces per each one thousand (1,000) rentable square feet in the Premises (rounded to the nearest whole number of parking spaces in the event the rentable area of the Premises is not evenly divisible by one thousand (1,000)) without charge during the Term.

Scheduled Term Commencement Date:	May 1, 2002
Scheduled Length of Term:	One hundred forty-four (144) months
Scheduled Term Expiration Date:	April 30, 2014
Rent:
Base Rent:

$6.45 per month per rentable square foot in the Premises, subject to increase on each yearly anniversary of the Term Commencement Date occurring during the Term by three percent (3%) per annum, calculated on a cumulative and compounding basis

Estimated First Year Operating Expenses:	$0.95 per rentable square foot per month
Security Deposit:	See Paragraph 39.D below.
Tenant's Proportionate Share:
Of Building:

The percentage equal to the product of (a) 100, multiplied by (b) a fraction, the numerator of which is the total rentable square footage of the Premises and the denominator of which is the total rentable square footage of the Building

Of Project or Common Areas:

The percentage equal to the product of (a) 100, multiplied by (b) a fraction, the numerator of which is the total rentable square footage of the Premises and the denominator of which is the total rentable square footage of the Project

Brokers:
Landlord's Broker:	Cornish & Carey Commercial
Tenant's Broker:	Resource Real Estate Group, Inc.

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

LANDLORD	TENANT
PW ACQUISITIONS VIII, LLC a Delaware limited liability company	SIEBEL SYSTEMS, INC. a Delaware corporation
By: /s/ John C. Tashjian Print Name: John C. Tashjian Its: Vice President	By: /s/ Jeffrey T. Amann Print Name: Jeffrey T. Amann Its: Vice President, Legal Affairs
By:________________________ Print Name:___________________ Its:__________________________

LEASE

THIS LEASE is made as of the ___ day of ________, 2000, by and between PW ACQUISITIONS VIII, LLC, a Delaware limited liability company (hereinafter called "Landlord"), and SIEBEL SYSTEMS, INC., a Delaware corporation (hereinafter called "Tenant").

  PREMISES

  Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, those premises (the "Premises") described in the Basic Lease Information. The Premises shall be all or part of a building (the "Building") and of a project (the "Project"), which may consist of more than one building and additional facilities, as described in the Basic Lease Information. The Building and Project are each depicted on Exhibit B. Landlord and Tenant acknowledge that physical changes may occur from time to time in the Premises, Building or Project, and that the number of buildings and additional facilities which constitute the Project may change from time to time, which may result in an adjustment in Tenant's Proportionate Share, as defined in the Basic Lease Information.

  POSSESSION AND LEASE COMMENCEMENT

    Term Commencement Date. The term commencement date ("Term Commencement Date") shall be the earlier of the date on which:

      Tenant commences occupancy of the Premises for purposes other than construction of Tenant's Work and installation of Tenant's furniture, trade fixtures and equipment;

      One hundred twenty (120) days following the Substantial Completion `of the "Base Building Work" described in Exhibit C, other than the "GHJK Work" as described in Schedule 1 to Exhibit C; provided that such one hundred twenty (120) day period shall be subject to extension for any actual delays in Tenant's Substantial Completion of Tenant's Work resulting from Landlord Delays (as defined and more particularly set forth in Exhibit C) occurring following Landlord's Substantial Completion of the Base Building Work other than the GHJK Work.

    Substantial Completion. For the purposes of the Lease, the Substantial Completion of the Base Building Work and delivery of possession of the Premises shall be deemed to occur on such date as Landlord delivers to Tenant a certification from the Base Building Work architect that the Base Building Work has been Substantially Completed in accordance herewith (subject to the provisions herein respecting completion of the GHJK Work following such Substantial Completion), provided that the GHJK Work is completed to such extent as is necessary to permit construction of the Tenant Work (including, without limitation, by making utilities available to the Building, by temporary facilities if necessary and by causing a manlift or one of the Building elevators to be operational as of the date of such Substantial Completion) so as not to delay or increase the expense of performance of the Tenant's Work. By the Term Commencement Date, all GHJK Work shall be completed to such extent as is necessary to permit Tenant to operate its business from the entire Premises and to utilize its parking spaces without material and adverse affect or cost resulting from the incomplete nature of the GHJK Work. Landlord shall diligently prosecute the Base Building Work to completion following such Substantial Completion, and the parties shall reasonably cooperate to avoid delay or increased costs to either party as a result of the completion of the Base Building Work concurrent with the performance of Tenant's Work. Following the delivery of possession of the Premises to Tenant pursuant hereto, Landlord shall cause the Base Building Work contractor to coordinate the scheduling and performance of the remaining Base Building Work with the Tenant's Work Contractor. Tenant shall not be liable for any Rent for the period prior to the Term Commencement Date (but without affecting any obligation of Tenant under any improvement agreement appended to this Lease).

    Punch List. Substantial Completion shall have occurred notwithstanding Tenant's submission of a punchlist to Landlord, which Tenant shall submit, if at all, within five (5) business days after Landlord's delivery of' possession of the Premises to Tenant with the Base Building Work (other than the GHJK Work) Substantially Completed, or with respect to the GHJK Work, within five (5) business days following the Term Commencement Date. Landlord shall thereafter diligently prosecute the cure of any such properly identified punch list items.

    Delay in Delivery. If for any reason (i) Landlord has not Substantially Completed the Base Building Work on the scheduled delivery date (which scheduled delivery date is the date which is one hundred twenty (120) days prior to the Scheduled Term Commencement Date), or (ii) due to Landlord's delay in such Substantial Completion of the Base Building Work or the GHJK Work, the Term Commencement Date does not occur by the Scheduled Term Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder, nor shall such failure affect the validity of this Lease, and Tenant agrees to accept possession of the Premises at such time as the Base Building Work (but for the GHJK Work) has been Substantially Completed, which date shall then be used as the starting date for the calculation of the one hundred twenty (120) day period referenced in clause A(2) above of this Section 2. Notwithstanding the foregoing, if by November 1, 2001, as such date may be extended by force majeure delays as described in Paragraph 35 below and by delays caused by Tenant (such date, as so extended. is referred to herein as the "Outside Date"), Landlord has not commenced construction of the Building (which, for purposes hereof, shall mean commencement of foundation work for the Building) and is not diligently pursuing construction of the. Building to completion, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within thirty (30) days following the Outside Date, in the event of which termination, Landlord shall promptly refund to Tenant all prepaid rent and other amounts deposited with Landlord and Landlord shall surrender to Tenant any Letter of Credit delivered pursuant to Paragraph 39.D below, and the parties shall be relieved of all other obligations hereunder.

    Disputes. In the event of any dispute as to whether there has been Substantial Completion of work performed or required to be performed by Landlord, such dispute shall be submitted to arbitration under Paragraph 39.B below.

    Start-Up Letter. Upon the Term Commencement Date and following Landlord's request, Tenant shall promptly execute and return to Landlord a "Start-Up Letter" in which the parties shall acknowledge the agreed upon the Term Commencement Date, in accordance with the terms of this Lease, but either party's failure or refusal to enter into the "StartUp Letter" shall not negate Tenant's acceptance of the Premises or affect determination of the Term Commencement Date.

  TERM

  This Lease shall be effective and binding upon the parties from and after the date hereof, but the term of this Lease (the "Term") shall commence on the Term Commencement Date and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date.

  USE

    General. Tenant shall use the Premises for the permitted use specified in the Basic Lease Information ("Permitted Use") and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties") in such a manner that Tenant and Tenant's Parties cumulatively do not exceed the occupant density specified in the Basic Lease Information (the "Occupancy Density") or utilize more parking than is specified in the Basic Lease Information at any time. So long as Tenant is occupying the Premises, Tenant and Tenant's Parties shall have the "non-exclusive right to use, in common with other parties occupying the Building or Project, the parking areas (up to the number of non-exclusive parking spaces specified in the Basic Lease Information), driveways and other common areas of the Building and Project, subject to the terms of this Lease and such rules and regulations as Landlord may from time to time prescribe. Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to alter or modify the common areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, provided that any such alteration or modification of the common areas shall not materially and adversely interfere with Tenant's Permitted Use in accordance with this Lease or materially and adversely interfere with Tenant's access to the Premises.

    Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the common areas as a result of Tenant's or any Tenant's Party's use thereof, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants or occupants of the Building or Project or elsewhere, or interfere with their use of their respective premises or common areas. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which could endanger the structure, or place any harmful substances in the drainage system of the Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises. Landlord shall not be responsible to Tenant for the noncompliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant's or occupant's lease or other contract.

    Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to Landlord's completion of all Base Building Work (including, without limitation, all punch list items with respect thereto) as provided in this Lease. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to the use, occupancy or possession of the Premises, to Tenant's use of the common areas, or to the use, storage, generation or disposal of Hazardous Materials (hereinafter defined) (collectively "Regulations"). Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall at its sole cost and expense promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Project or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with any Regulation. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Except as provided in this Lease, Landlord shall be responsible for complying with Regulations pertaining to the common areas of the Project as of the completion of the Base Building Work (but without regard to the particular nature of Tenant's use or occupancy of the Premises or the Additional Tenant Work, the Tenant Improvements and/or Alterations made by or on behalf of Tenant) except to the extent arising out of (1) Tenant's particular occupancy or use (as opposed to mere occupancy) of the Premises or common areas, or (2) construction of any of the Additional Tenant Work, the Tenant Improvements and/or Alterations made by or on behalf of Tenant, whether by Landlord or otherwise, and performed after the Term Commencement Date, or (3) installation of any equipment, fixtures, furniture or other personal property in or about the Premises. Tenant shall have the sole responsibility for complying, at Tenant's cost, with any and all provisions of the Americans with Disabilities Act of 1990, as it has been and may later be amended ("ADA"), (i) with respect to the Premises (other than as to elements of the Base Building Work as of the completion thereof, but without regard to the particular nature of Tenant's use or occupancy of the Premises or the Additional Tenant Work, the Tenant Improvements and/or Alterations made by or on behalf of Tenant); and (ii) with respect to the common areas of the Project where in the case of this clause (ii) such compliance has been brought about by: (A) any Additional Tenant Work, Tenant Improvements and/or Alterations to the Premises or to the common areas made by or on behalf of Tenant, whether by Landlord or otherwise, and performed after the Substantial Completion of the Base Building Work; (B) requirements of Tenant's employees, or any changes to Tenant's use of the Premises; or (C) any architectural barriers caused by Tenant's installation of any equipment, fixtures, furniture, or other personal property in or about the Premises (items (i) and (h) collectively, "Tenant's ADA Responsibilities"). Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, damages, or liabilities (including, without limitation, reasonable attorneys' fees and costs) arising directly or indirectly from Tenant's failure to satisfy any of Tenant's ADA Responsibilities. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, damages or liabilities (including, without limitation, reasonable attorneys' fees and costs) arising directly or indirectly from Landlord's failure to comply with any obligations of a landlord under the ADA, other than such claims, damages or liabilities (including, without limitation, reasonable attorneys' fees and costs) arising from Tenant's failure to satisfy any of Tenant's ADA Responsibilities; provided, however, that Landlord may treat costs of ADA compliance with respect to the common areas of the Project to the extent necessitated by Regulations or the ADA (or interpretations thereof) as coming into effect after the Substantial Completion of the Base Building Work as an Operating Expense in accordance with Paragraph 7 hereof. Landlord represents that, as of the date Landlord delivers possession of the Premises to Tenant, to Landlord's actual knowledge, the Base Building Work shall comply in all material respects with each of. (x) the ADA, and (y) Regulations, as the ADA and Regulations have each been interpreted or applied in San Mateo County and as each of the ADA and Regulations pertain to the Base Building Work (but without regard to the Additional Tenant Work, Tenant Improvements and/or Alterations to the Premises or to the common areas made by or on behalf of Tenant). Any costs incurred by Landlord to comply with ADA and Regulations solely as described in the foregoing sentence shall not be an Operating Expense as defined herein.

    Hazardous Materials. As used in this Lease, "Hazardous Materials" shall include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or other similar designations in any Regulation. Tenant shall not cause, or allow any of Tenant's Parties to cause, any Hazardous Materials to be handled, used, generated, stored, released or disposed of in, on, under or about the Premises, the Building or the Project or surrounding land or environment in violation of any Regulations. Tenant must obtain Landlord's written consent prior to the introduction of any Hazardous Materials onto the Project. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials customary for "general office purposes" (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner in compliance with all Regulations and never allow such Hazardous Materials to contaminate the Premises, Building, or Project or surrounding land or environment. Tenant shall immediately notify Landlord in writing of any Hazardous Materials' contamination of any portion of the Project of which Tenant becomes aware which has not been previously disclosed by Tenant to Landlord or by Landlord to Tenant, whether or not caused by Tenant. Landlord shall immediately notify Tenant in writing of any Hazardous Materials' contamination of any portion of the Project of which Landlord becomes aware which has not been previously disclosed by Landlord to Tenant or by Tenant to Landlord, whether or not caused by Landlord, to the extent such contamination poses a material threat of harm to persons at the Premises or common areas or of material adverse affect upon the operation of Tenant's business from the Premises. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Landlord, unless Landlord reasonably believes that Tenant or any of the Tenant Parties has violated this Paragraph 4.D or any Regulation, in which event such costs shall be borne solely by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including reasonable attorneys' and consultants' fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any of Tenant's Parties in, on, under or about the Premises, the Building or the Project or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemnification pursuant to this Paragraph 4.D. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses, including without limitation reasonable attorneys' fees and costs arising out of any Hazardous Material in, on or about the Project or the Premises which was created, handled, placed, stored, used, transported or disposed of by Landlord or by Landlord's agents, employees or representatives, excluding, however, any Hazardous Material, whose presence was caused by Tenant or any Tenant's Parties. In the event Tenant or any Tenant Party violates this Paragraph 4.D. or in any way is not compliant with any Regulation concerning Hazardous Materials, and Tenant fails to immediately and adequately, as reasonably determined by Landlord, commence and prosecute a cure, Landlord has the option, but not the obligation, to immediately commence a cure on Tenant's behalf. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

  RULES AND REGULATIONS

  Tenant shall faithfully observe and comply with the building rules and regulations attached hereto as Exhibit A and any other reasonable rules and regulations and any modifications or additions thereto which Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or the Building or Project, and provided that such reasonable rules and regulations shall not materially adversely affect Tenant's use of the Premises as provided hereunder or materially and adversely interfere with Tenant's access to the Premises. Landlord shall apply such rules and regulations in a nondiscriminatory manner. Tenant shall cause Tenant's Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of such rules and regulations, any other tenant's or occupant's lease or any Regulations. In the event that a conflict exists between this Lease and Exhibit A, the terms of this Lease shall control.

  RENT

    Base Rent. Tenant shall pay to Landlord and Landlord shall receive, without notice or demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the Remittance Address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. The amount of $813,087.00, as an estimate of Base Rent to be applied against payment of Base Rent for the first full month of the Term shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on a day other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Term Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided elsewhere in this Lease, as applicable. As used herein, the term "Base Rent" shall mean the Base Rent specified in the Basic Lease Information as it may be so adjusted from time to time.

    Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant's Proportionate Share of Operating Expenses, as specified in Paragraph 7 of this Lease, charges to be paid by Tenant under Paragraph 15, the interest and late charge described in Paragraphs 26.D. and E., and any monies spent by Landlord pursuant to Paragraph 30, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

  OPERATING EXPENSES

    Operating Expenses. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Tenant's Proportionate Share of the Building and/or Project (as applicable), as defined in the Basic Lease Information, of Operating Expenses (defined below) in the manner set forth below. Tenant shall pay the applicable Tenant's Proportionate Share of each such Operating Expenses. Building Operating Expenses (which shall be paid by Tenant based upon Tenant's Proportionate Share of the Building) shall mean those items of Operating Expenses which are attributable solely to the Building. Project Operating Expenses (which shall be paid by Tenant based upon Tenant's Proportionate Share of the Project) shall mean those items of Operating Expenses which are attributable to the Project common areas or the Project as a whole (and which are not segregable on a building by building basis so that the amount thereof allocable to the Building alone could be included in Building Operating Expenses). Landlord and Tenant acknowledge that if the number of buildings which constitute the Project increases or decreases, or if physical changes are made to the Premises, Building or Project or the configuration of any thereof, Landlord will reasonably adjust Tenant's Proportionate Share of the Building or Project to reflect the change. Landlord's determination of Tenant's Proportionate Share of the Building and of the Project shall be conclusive so long as it is reasonably and consistently applied. Operating Expenses shall be reasonably allocated by Landlord to the tenants of the Building and the Project. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner. "Operating Expenses" shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building or Project and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building and/or Project (as determined in a reasonable manner) other than those expenses and costs which are specifically attributable to Tenant or which are expressly made the financial responsibility of Landlord pursuant to this Lease or of other tenants of the Building or Project pursuant to the terms of their respective leases (other than such other tenants' contributions to Operating Expenses). Operating Expenses shall include, but are not limited to, the following:

      Taxes. All real property taxes and assessments, possessory interest taxes, sales taxes, personal property taxes, business or license taxes or fees, gross receipts taxes, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, and other impositions, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees "in-lieu" of any such tax or assessment) which are now or hereafter assessed, levied, charged, confirmed, or imposed by any public authority upon the Building or Project, its operations or the Rent (or any portion or component thereof), or any tax, assessment or fee imposed in substitution, partially or totally, of any of the above. Operating Expenses shall also include any taxes, assessments, reassessments, or other fees or impositions with respect to the development, leasing, management, maintenance, alteration, repair, use or occupancy of the Premises, Building or Project or any portion thereof, including, without limitation, by or for Tenant, and all increases therein or reassessments thereof whether the increases or reassessments result from increased rate and/or valuation (whether upon a transfer of the Building or Project or any portion thereof or any interest therein or for any other reason). Operating Expenses shall not include inheritance or estate taxes imposed upon or assessed against the interest of any person in the Project, or taxes computed upon the basis of the net income of any owners of any interest in the Project. If it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.

      Insurance. All insurance premiums and costs, including, but not limited to, any deductible amounts, premiums and other costs of insurance incurred by Landlord, including for the insurance coverage set forth in Paragraph 8.A. herein.

      Common Area Maintenance.

        Repairs, replacements, and general maintenance of and for the Building and Project and public and common areas and facilities of and comprising the Building and Project, including, but not limited to, the roof and roof membrane, windows, elevators, restrooms, conference rooms and/or health club facilities (provided that such conference rooms and/or health club facilities are made available to Tenant on a nonexclusive basis), lobbies, mezzanines. balconies, mechanical rooms, building exteriors, alarm systems, pest extermination, landscaped areas, parking and service areas, driveways, sidewalks, loading areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, heating/ventilation/air conditioning systems, electrical, mechanical or other systems, telephone equipment and wiring servicing, plumbing, lighting, and any other items or areas which affect the operation or appearance of the Building or Project, which determination shall be at Landlord's discretion, except for: those items to the extent actually paid for by the proceeds of insurance; and those items attributable solely or jointly to specific tenants of the Building or Project.

        Repairs, replacements, and general maintenance shall include, without limitation, the cost of any improvements made to or assets acquired for the Project or Building that in Landlord's discretion may reduce any other Operating Expenses, including present or future repair work, are reasonably necessary for the health and safety of the occupants of the Building or Project, or for the operation of the Building systems, services and equipment, or are required to comply with any Regulation, provided that to the extent the same constitute capital expenditures the cost of which exceed $1.00 per Rentable Square Foot of the Project or Building, as applicable, such costs or allocable portions thereof to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the publicly announced "prime rate" charged by Wells Fargo Bank, N.A. (San Francisco) or its successor at the time such improvements or capital assets are constructed or acquired, plus two (2) percentage points, or in the absence of such prime rate, then at the U.S. Treasury six-month market note (or bond, if so designated) rate as published by any national financial publication selected by Landlord, plus four (4) percentage points, but in no event more than the maximum rate permitted by law, plus reasonable financing charges.

        Payment under or for any easement, license, permit, operating agreement, declaration, restrictive covenant or instrument relating to the Building or Project (including, without limitation, amounts owing with respect to the maintenance and repair (but not acquisition or development) of the linear park adjacent to the Project).

        All expenses and rental related to services and costs of supplies, materials and equipment used in operating, managing and maintaining the Premises, Building and Project, the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, expenses related to service agreements regarding security, fire and other alarm systems, janitorial services, window cleaning, elevator maintenance, Building exterior maintenance, landscaping and expenses related to the administration, management and operation of the Project.

        The cost of supplying any services and utilities which benefit all or a portion of the Premises, Building or Project, including without limitation services and utilities provided pursuant to Paragraph 15 hereof.

      Other Operating Costs.

        The amount paid or payable for all labor and/or wages and other payments including cost to Landlord of workers' compensation and disability insurance, payroll taxes, welfare and fringe benefits made to janitors, caretakers and other employees, contractors and subcontractors of Landlord (including the wages of any property manager) involved in the operation, maintenance and repair of the Project.

        Legal expenses and the costs of audits by certified public accountants; provided, however, that legal expenses chargeable as Operating Expenses shall not include the cost of negotiating leases, collecting rents or evicting tenants, nor shall it include costs incurred in legal proceedings with or against any tenant or to enforce the provisions of any lease.

        A management and accounting cost recovery fee equal to five percent (5%) of the sum of the Project's revenues.

      If the rentable area of the Building and/or Project is not fully occupied during any fiscal year of the Term, then an adjustment shall be made in computing the Operating Expenses for such year so that Tenant pays an equitable portion of all variable items (e.g., utilities, janitorial services and other component expenses that are affected by variations in occupancy levels) of Operating Expenses, as reasonably determined by Landlord, as if one hundred percent (100%) of the rentable area of the Building and/or Project had been one hundred percent (100%) occupied for the entirety of such calendar year; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred percent (100%) of the total Operating Expenses from all of the tenants in the Building or Project, as the case may be.

      Operating Expenses shall not include (1) the cost of providing tenant improvements, (2) other specific costs incurred for the account of, or payable by, specific tenants of the Building or Project (other than such other tenants' contributions to Operating Expenses), (3) expenses in connection with services which are not available to Tenant or which are separately payable by Tenant pursuant to the other provisions of this Lease, (4) the initial construction cost of the Building, (5) debt service on any mortgage or deed of trust recorded with respect to the Project other than pursuant to Paragraph 7.A(3)(b) above, or (6) any costs associated with providing valet service for tandem parking as described in Paragraph 37 below. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord's reasonable discretion, deems Tenant to be responsible for any amounts greater than Tenant's Proportionate Share, Landlord shall have the right to allocate costs in any equitable manner Landlord reasonably deems appropriate.

      The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it shall be responsible for providing adequate security for its use of the Premises, the Building and the Project and that Landlord shall have no obligation or liability with respect thereto.

      Notwithstanding anything in the definition of Operating Expenses in this Lease to the contrary, Operating Expenses shall not include the following, except to the extent specifically otherwise provided herein:

        Any ground lease rental;

        Costs of capital improvements, replacements or equipment and any depreciation or amortization expenses thereon, except as specifically set forth in the definition of Operating Expenses in Paragraph 7.A of the Lease;

        Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building or Project which is used in providing janitorial or similar services);

        Costs incurred by Landlord for the repair of damage to the Building or Project, to the extent that Landlord is reimbursed by insurance proceeds;

        Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupant improvements made for tenants or other occupants in the Building or the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for or the premises of other tenants or other occupants of the Building;

        Marketing costs, including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building or the Project;

        Increased costs of performance incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building or the Project;

        Interest, principal, points and fees on debt or amortization payments on any mortgage or deed of trust or any other debt instrument encumbering the Building or Project or the land on which the Building or Project is situated;

        Except for making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building or Project which is used in providing janitorial or similar services;

        Advertising and promotional expenditures (except for retail property promotions);

        Costs incurred in correcting any non-compliance of the Base Building Work with applicable Regulations, the ADA, and disability, life, fire and safety codes in effect and applicable to the Base Building Work prior to the substantial completion of the Base Building Work;

        Interest, fines or penalties incurred as a result of Landlord's failure to make payments when due unless such failure is commercially reasonable under the circumstances;

        Costs arising from Landlord's charitable or political contributions;

        Costs for acquisition of sculpture, paintings or other objects of art in common areas;

        The depreciation of the Building and other real property structures in the Project;

        Landlord's general corporate overhead and general administrative expenses not related to the operation of the Building or the Project, except as specifically set forth in Paragraph 7.A of this lease;

        Any bad debt loss, rent loss or reserves for bad debts or rent loss, or reserves for equipment or capital replacement;

        Costs to correct defects in construction and design, materials or workmanship in the Base Building Work or the Project;

        Costs in connection with Landlord's express financial obligation to comply with Regulations (other than ADA) described in Paragraph 4 of this Lease;

        Costs for senior executive wages, salaries or other compensation; and

        Costs incurred by Landlord in connection with compliance with ADA and Regulations but only to the extent expressly excluded from Operating Expenses in Paragraph 4.C of this Lease.

    Payment of Estimated Operating Expenses. "Estimated Operating Expenses" for any particular year shall mean Landlord's estimate of the Operating Expenses for such fiscal year made with respect to such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in a reasonable manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Operating Expenses for the ensuing fiscal year. Tenant shall pay Tenant's Proportionate Share of the Estimated Operating Expenses with installments of Base Rent for the fiscal year to which the Estimated Operating Expenses applies in monthly installments on the first day of each calendar month during such year, in advance. Such payment shall be construed to be Additional Rent for all purposes hereunder. If at any time during the course of the fiscal year, Landlord determines that Operating Expenses are projected to vary from the then Estimated Operating Expenses by more than five percent (5%), Landlord may, by written notice to Tenant, revise the Estimated Operating Expenses for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's Proportionate Share of the revised Estimated Operating Expenses for such year, such revised installment amounts to be Additional Rent for all purposes hereunder. Within a reasonable time following Tenant's written request, but in no event more than one (1) time during any twelve (12) month period, Landlord shall deliver to Tenant a reasonably detailed statement which itemizes Landlord's calculation. Notwithstanding anything to the contrary contained in this Lease, the estimate of first year Operating Expenses set forth in the Basic Lease Information is an estimate only, does not constitute a representation or warranty by Landlord, and shall not in any manner limit the obligation of Tenant for payment of the full amount of Operating Expenses during the first year or any subsequent period of the Term.

    Computation of Operating Expense Adjustment. "Operating Expense Adjustment" shall mean the difference between Estimated Operating Expenses and actual Operating Expenses for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the fiscal year just ended, accompanied by a computation of Operating Expense Adjustment. If such statement shows that Tenant's payment based upon Estimated Operating Expenses is, less than Tenant's Proportionate Share of Operating Expenses, then Tenant shall pay to Landlord the difference within thirty (30) days after receipt of such statement, such payment to constitute Additional Rent for all purposes hereunder. If such statement shows that Tenant's payments of Estimated Operating Expenses exceed Tenant's Proportionate Share of Operating Expenses, then (provided that Tenant is not in default under this Lease) Landlord shall credit the difference to the next payment of Estimated Operating Expenses due from Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Operating Expense Adjustment shall be paid by the appropriate party within thirty (30) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant's Proportionate Share of the Operating Expense Adjustment shall be prorated based on a month of thirty (30) days and the number of calendar months during such fiscal year that this Lease is in effect. Notwithstanding anything to the contrary contained in this Paragraph 7, Landlord's failure to provide any notices or statements within the time periods specified in those paragraphs shall in no way excuse Tenant from its obligation to pay Tenant's Proportionate Share of Operating Expenses.

    Net Lease. This shall be a triple net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Operating Expenses and the Operating Expense Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the ownership, management, maintenance, repair, preservation, replacement and operation of the Building and/or Project and its supporting facilities and such additional facilities now and in subsequent years as may be determined by Landlord to be necessary or desirable to the Building and/or Project, subject to the express limitations on inclusion of certain items in Operating Expenses as provided in Paragraph 7.A above.

    Tenant Audit. If Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B. or 7.C. above, Tenant shall have the right, upon notice given not later than sixty (60) days following receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord's books and records with respect to Operating Expenses for such fiscal year to be audited by independent certified public accountants (who are not compensated on a contingency basis) selected by Tenant and subject to Landlord's reasonable right of approval. The Operating Expense Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of five percent (5%) of Tenant's Proportionate Share of the Operating Expenses previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant within thirty (30) days following completion of the audit. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.E. within sixty (60) days after receipt of Landlord's statement provided pursuant to Paragraph 7.B. or 7.C., such statement shall be final and binding for all purposes hereof. Tenant acknowledges and agrees that any information revealed in the above described audit may contain proprietary and sensitive information and that significant damage could result to Landlord if such information were disclosed to any party other than Tenant's auditors. Tenant shall not in any manner disclose, provide or make available any information revealed by the audit to any person or entity without Landlord's prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion. The information disclosed by the audit will be used by Tenant solely for the purpose of evaluating Landlord's books and records in connection with this Paragraph 7.E.

  INSURANCE AND INDEMNIFICATION

    Landlord's Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control. Landlord shall determine, in its sole discretion, the amount of any deductible under any policy maintained by Landlord.

      Property Insurance. Landlord agrees to maintain property insurance insuring the Building (including the Additional Tenant Work but specifically excluding the Tenant Improvements), against damage or destruction due to risk including fire, vandalism, and malicious mischief in an amount not less than the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. At its election, Landlord may instead (but shall have no obligation to) obtain "All Risk" coverage, and may also obtain earthquake, pollution, and/or flood insurance in amounts selected by Landlord in its sole and absolute discretion consistent with customary industry standards for prudent risk management by owners of projects comparable to the Project in the vicinity of the Project.

      Optional Insurance. Landlord, at Landlord's option, may also (but shall have no obligation to) carry (i) insurance against loss of rent, in an amount equal to the amount of Base Rent and Additional Rent that Landlord could be required to abate to all Building tenants in the event of condemnation or casualty damage for a period of twelve (12) months; and (ii) liability insurance and such other insurance as Landlord may deem prudent or advisable, in such amounts and on such terms as Landlord shall determine in its sole and absolute discretion consistent with customary industry standards for prudent risk management by owners of projects comparable to the Project in the vicinity of the Project. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises including, without limitation, the Tenant Improvements.

    Tenant's Insurance. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term the following:

      Property Insurance. Insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations (excluding the Additional Tenant Work, which shall be insured by Landlord upon the completion thereof pursuant to Paragraph 8.A(1) above, but including, without limitation, the Tenant Improvements) made by or for Tenant to the Premises on an "All Risk" basis, insuring such property for the full replacement value of such property. Tenant shall also maintain insurance for all plate glass within or about the Premises. During the term of this Lease, the proceeds from any such policy or policies of insurance shall he used for the repair or replacement of the fixtures, equipment and improvements so insured.

      Liability Insurance. Commercial General Liability insurance covering bodily injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Project, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include contractual liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000.00), and a minimum general aggregate limit of Five Million Dollars ($5,000,000.00), with an "Additional Insured - Managers or Lessors of Premises Endorsement"; provided that such liability insurance coverage may be provided by a combination of primary, excess and umbrella policies so long as the coverage afforded thereunder is not impaired as a result thereof. All such policies shall be written to apply to all bodily injury (including death), property damage or loss, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may he subordinated as an additional insured, and shall provide that such coverage shall be "primary" and non-contributing with any insurance maintained by Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements including employees as additional insureds if not covered by Tenant's Commercial General Liability Insurance. All such insurance shall provide for the severability of interests of insureds; and shall be written on an "occurrence" basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

      Workers' Compensation and Employers' Liability Insurance. Workers' Compensation Insurance as required by any Regulation, and Employers' Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

      Commercial Auto Liability Insurance. Commercial auto liability insurance with a combined limit of not less than One Million Dollars ($1,000,000) for bodily injury and property damage for each accident. Such insurance shall cover liability relating to any auto (including owned, hired and non-owned autos).

      Alterations Requirements. In the event Tenant shall desire to perform any Alterations, Tenant shall deliver to Landlord, prior to commencing such Alterations (i) evidence satisfactory to Landlord that Tenant carries "Builder's Risk" insurance covering construction of such Alterations in an amount and form approved by Landlord, (ii) such other insurance as Landlord shall non-discriminatorily and reasonably require, and (iii) a lien and completion bond or other security in form and amount satisfactory to Landlord if the estimated cost of such Alterations exceeds $200,000.

      General Insurance Requirements. All coverages described in this Paragraph 8.B. shall be endorsed to (i) provide Landlord with thirty (30) days' notice of cancellation or change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord's reasonable judgment, less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises or if Tenant's use of the Premises should change with or without Landlord's consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.B. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A X or better in "Best's Insurance Guide" and authorized to do business in the State of California. In any event deductible amounts under all insurance policies required to be carried by Tenant under this Lease shall not exceed One Hundred Thousand Dollars ($100,000.00) per occurrence, provided that Tenant maintains a tangible net worth of at least Two Hundred Fifty Million Dollars ($250,000,000.00) as reasonably determined by Landlord, or, if Tenant's tangible net worth is less than Two Hundred Fifty Million Dollars ($250,000,000.00), such deductible amounts shall not exceed Five Thousand Dollars ($5,000.00) per occurrence. Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of' the expired policies, certified copies of Tenant's insurance policies, or a certificate evidencing the same issued by the insurer thereunder; and, if Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord's option and in addition to Landlord's other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

      Self-insurance; Deductibles. All or any portion of the coverages Tenant is required to maintain under this Lease may be maintained under a program of Tenant self-insurance or under policies that include self-insured retentions or deductibles larger than those typically carried by similarly situated tenants. Before the Term Commencement Date, Tenant shall advise Landlord of the self-insurance program, specifying limits and amounts of umbrella coverage and self-insured retentions, or deductibles. Landlord is considered to consent to such self insurance program as long as it is effective and Tenant's tangible net worth and current net assets (as reported to Landlord on a quarterly basis and confirmed by audited financial statements prepared in accordance with generally accepted accounting principles) exceed Two Hundred Fifty Million Dollars ($250,000,000.00) and Fifty Million Dollars ($50,000,000.00), respectively.

    Tenant's Indemnification. Tenant shall indemnify, defend by counsel reasonably acceptable to Landlord, protect and hold Landlord and each of its directors, officers, shareholders, partners, lenders, members, managers, contractors, affiliates and employees (collectively, "Landlord Indemnitees") harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses, including reasonable attorneys' and consultants' fees and court costs, demands, causes of action, or judgments, directly or indirectly arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, Building or Project by Tenant or Tenant's Parties, or from activities or failures to act of Tenant or Tenant's Parties; (2) claims arising from work or labor performed, or for materials or supplies furnished to or at the request or for the account of Tenant in connection with performance of any work done for the account of Tenant within the Premises or Project; (3) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; and (4) claims arising from the negligence or intentional acts or omissions of Tenant or Tenant's Parties. The foregoing indemnity by Tenant shall not be applicable to claims to the extent arising from the gross negligence or willful misconduct of Landlord. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of, or damage to any person or property or business loss in or about the Premises, Building or Project by or from any cause whatsoever (other than Landlord's gross negligence or willful misconduct) and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement or other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project, acts of God or of third parties, or any matter outside of the reasonable control of Landlord. The provisions of this Paragraph shall survive the expiration or earlier termination of this Lease.

    Indemnification. Landlord shall indemnify, defend by counsel reasonably acceptable to Tenant, protect and hold Tenant and each of its directors, officers, shareholders, partners, lenders, members, managers, contractors, affiliates and employees ("Tenant's Indemnitees") harmless from and against any and all claims, liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys' and consultants' fees and court costs, demands, causes of action, or judgments arising out of or relating to the gross negligence or willful misconduct of Landlord or Landlord's agents or employees. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord shall in no event be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property in or about the Premises, Building or Project, including without limitation the common areas, whether caused by theft, fire, rain or water leakage of any character from the roof, walls, plumbing, sprinklers, pipes, basement or any other portion of the Premises, Building or Project, or caused by gas, fire, oil or electricity in, on or about the Premises, Building or Project, or from any other systems except in each case to the extent caused by the gross negligence or willful misconduct of Landlord, or by acts of God (including without limitation flood or earthquake), acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, subject to and except as expressly otherwise provided in Paragraph 9 or 10 of this Lease. In addition, notwithstanding anything to the contrary contained in this Lease, Landlord shall in no event be liable under this Paragraph or under any other provision of this Lease for (i) injury to Tenant's business or any loss of income or profit therefrom or from consequential damages, or (ii) sums up to the amount of insurance proceeds received by Tenant. The foregoing indemnity by Landlord shall not be applicable to claims to the extent arising from the negligence or willful misconduct of Tenant or Tenant's Parties. The foregoing indemnity by Landlord shall survive the expiration or earlier termination of this Lease.

  WAIVER OF SUBROGATION

  Landlord and Tenant each waives any claim, loss or cost it might have against the other for any injury to or death of any person or persons, or damage to or theft, destruction, loss, or loss of use of any property (a "Loss"), to the extent the same is insured against (or is required to be insured against under the terms hereof) under any property damage insurance policy covering the Building, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, regardless of whether the negligence of the other party caused such Loss.

  LANDLORD'S REPAIRS AND MAINTENANCE

  Landlord, at its sole cost and expense and not as an Operating Expense, shall maintain in good repair, reasonable wear and tear excepted, the structural soundness of the (a) roof, (b) foundations, and (c) exterior walls of the Building. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Any damage caused by or repairs necessitated by any negligence or act of Tenant or Tenant's Parties may be repaired by Landlord at Landlord's option and Tenant's expense, subject to the waiver of subrogation set forth in Paragraph 9 above. Tenant shall immediately give Landlord written notice of any defect or need of repairs in such components of the Building for which Landlord is responsible, after which Landlord shall have a reasonable opportunity and the right to enter the Premises at all reasonable times to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, the Building or the Project or to fixtures, appurtenances or equipment in the Building, except as provided in Paragraph 24 or this Paragraph 10. In the event that Tenant's Permitted Use of the Premises is materially and adversely impaired as a result in defects in design or construction of the Base Building Work, Tenant's Rent shall abate but only to the extent Landlord receives rental abatement insurance proceeds allocable thereto. By taking possession of the Premises, Tenant accepts them as being suitable for the Permitted Use and Tenant's intended operations in the Premises, whether or not any notice of acceptance is given. Tenant agrees and acknowledges that, subject to the express covenants, representations and warranties of Landlord set forth in this Lease, the lease of the Premises pursuant hereto is on an "as is" basis, in that there are no express or implied covenants, representations or warranties by Landlord not expressly set forth in this Lease. Tenant hereby waives all common law and statutory rights or provisions inconsistent herewith, whether now or hereinafter in effect (including, without limitation, Sections 1941, 1941.1, and 1941.2 of the California Civil Code, as amended from time to time). Landlord shall use reasonable efforts to maintain the common areas of the Project in a manner consistent with the manner of maintenance of common areas in comparable commercial projects in the vicinity of the Project at all times during the Term with the cost thereof constituting an Operating Expense under Paragraph 7 (subject to the limitations on items which may be included in Operating Expenses as expressly set forth in Paragraph 7).

  TENANT'S REPAIRS AND MAINTENANCE

  Tenant shall at all times during the Term at Tenant's expense maintain all parts of the Premises and such portions of the Building as are within the exclusive control of Tenant (including, without limitation, all plate glass) in a first-class, good, clean and secure condition and promptly make all necessary repairs and replacements, as determined by Landlord, with materials and workmanship of the same or similar character, kind and as high a quality as the original, each as reasonably acceptable to Landlord. Notwithstanding anything to the contrary contained herein, but subject to the waiver of subrogation set forth in Paragraph 9 above), Tenant shall be responsible, at its expense, for the repair of any damage to the Premises or the Building or Project resulting from or caused by any negligence or act of Tenant or Tenant's Parties, which repair shall be made by Landlord or Tenant, in Landlord's discretion. The cost of any such repair incurred by Landlord shall be paid by Tenant to Landlord within thirty (30) days following demand, subject to the waiver of subrogation set forth in Paragraph 9 above.

  ALTERATIONS

    Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises ("Alterations") without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are, in Landlord's reasonable opinion, compatible with the Building or the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems, and will not cause the Building or Project or such systems to be required to be modified to comply with any Regulations (including, without limitation, the Americans With Disabilities Act); and (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. The initial Tenant's Work, as defined in Exhibit C hereto, shall not be considered an "Alteration," as that term is defined above. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose reasonable rules and regulations for contractors and subcontractors performing such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Notwithstanding the foregoing, Tenant shall have the right, without consent of, but upon at least ten (10) business days' prior written notice (as provided under Paragraph 12.B below) to, Landlord, to make non-structural, cosmetic Alterations within the interior of the Premises (and which are not visible from the outside of the Premises), which do not impair the value of the Building, and which cost, in the aggregate, less than Fifty Thousand Dollars ($50,000.00) in any twelve (12) month period during the Term of this Lease, provided that such Alterations shall nevertheless he subject to all of the remaining requirements of this Paragraph 12, including without limitation, subparagraphs (a) through (c) above and payment of the administration fee referred to in Paragraph 12.B below, other than the requirement of Landlord's prior consent. All Alterations shall be performed by duly licensed contractors or subcontractors reasonably acceptable to Landlord, proof of insurance shall be submitted to Landlord as required under Paragraph 8.B above, and Landlord reserves the right to impose reasonable rules and regulations for contractors and subcontractors. Tenant shall, if requested by Landlord, promptly furnish Landlord with complete as-built plans and specifications for any Alterations performed by Tenant to the Premises, at Tenant's sole cost and expense.

    Tenant shall cause all Alterations to be accomplished in a first-class, good and workmanlike manner, and to comply with all applicable Regulations and Paragraph 27 hereof. Tenant shall at Tenant's sole expense, perform any additional work required under applicable Regulations due to the Alterations hereunder. No review or consent by Landlord of or to any proposed Alteration or additional work shall constitute a waiver of Tenant's obligations under this Paragraph 12, nor constitute any warranty or representation that the same complies with all applicable Regulations, for which Tenant shall at all times be solely responsible. Tenant shall reimburse Landlord for all reasonable costs which Landlord may incur in connection with granting approval to Tenant for any such Alterations, including any reasonable costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications, and shall pay Landlord an administration fee of five percent (5%) of the cost of the Alterations as Additional Rent hereunder. All such Alterations shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord's option, require that Tenant, at Tenant's expense, remove any or all Alterations made by Tenant and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such Alterations. All such removals and restoration shall be accomplished in a first-class and good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. In the alternative, at Landlord's election, Tenant shall pay to Landlord the reasonable cost of performing any such removal and restoration of Alterations which would otherwise be the responsibility of Tenant hereunder, such cost to include a reasonable charge for Landlord's overhead and profit as provided above, and such amount may be deducted from the Security Deposit or any other sums or amounts held by Landlord under this Lease. If Tenant fails to remove such Alterations or Tenant's trade fixtures or furniture or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Alterations within the Premises, and on Tenant's interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

    In compliance with Paragraph 27 hereof, at least ten (10) business days before beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non-responsibility. Upon substantial completion of construction, if the law so provides, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Building is located. Within thirty (30) days following substantial completion of any Alteration, Tenant shall deliver two (2) complete sets of as-built drawings certified by Tenant and Tenant's contractor as being true and correct, which certification shall survive the expiration or termination of this Lease.

    Notwithstanding anything to the contrary contained in Paragraph 12.A, at the time Landlord gives its consent for any Alterations requiring Landlord's consent pursuant thereto, Tenant shall also be notified whether or not Landlord will require that such Alterations be removed upon the expiration or earlier termination of this Lease. If Landlord fails to so notify Tenant, it shall be assumed that Landlord will not require their removal.

  SIGNS

    Tenant shall not place, install, affix, paint or maintain any signs, notices, graphics or banners whatsoever or any window decor which is visible in or from public view, the common areas or the exterior of the Premises or the Building, in or on any exterior window or window fronting upon any common areas or service area without Landlord's prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion; provided that Tenant's name shall be included in any Building-standard door and directory signage, if any, in accordance with Landlord's Building signage program, including without limitation, payment by Tenant of any fee charged by Landlord for maintaining such signage, which fee shall constitute Additional Rent hereunder. Any installation of signs, notices, graphics or banners on or about the Premises or Project approved by Landlord shall be subject to any Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs or graphics by the expiration or any earlier termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Premises, Building or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal.

    Subject to Tenant's obtaining the approval of Landlord and all appropriate governmental authorities and Tenant's compliance with all Regulations and sign criteria to be developed by Landlord for the Project, and provided Tenant is not at the time of installation in default under this Lease, Tenant shall have the exclusive right to exterior Building "crown" signage (meaning signage identification on the Building facade above the highest windowline of the Building and below the top of the Building facade). The parties hereby acknowledge that plans and specifications for such Building "crown" signage have not been prepared or approved by the parties. However, subject to Tenant's obtaining the approval of all appropriate governmental authorities and Tenant's compliance with all Regulations with respect to such Building "crown" signage, Landlord shall reasonably cooperate with Tenant to reach agreement upon professionally designed and prepared Building "crown" signage reasonably acceptable to Tenant, and to consult with Tenant in terms of Building signage plans hereafter submitted to the City of San Mateo. Tenant shall be solely responsible for the cost of any Building modifications required to accommodate such Building "crown" signage Tenant shall be responsible for all costs incurred in connection with the fabrication, placement, operation, maintenance, repair and, upon termination of this Lease or at such time as Tenant's rights pursuant to this Paragraph cease, removal of such signage and repair of any damage caused by such removal. Such costs shall include, without limitation, all required permits and approvals. The insurance and indemnity provisions of this Lease shall apply with respect to all costs, losses and liabilities related in any way to such signage Prior to Tenant's fabrication of such signage Tenant shall submit to Landlord for Landlord's written approval, detailed drawings indicating, among other things, the layout, design, style, materials and color of such signage Landlord shall not be deemed to have approved the Tenant's sign plans, unless approved by Landlord in writing. Landlord shall approve or disapprove any proposed sign plans submitted to Landlord for Landlord's approval within five (5) business days after Landlord's receipt thereof. The placement, operation, maintenance, repair and removal of such signage shall be subject to such conditions as may be reasonably imposed by Landlord. The rights granted Tenant pursuant to this Paragraph shall be subject to Tenant's operating its business from not less than fifty percent (50%) of the Rentable Area within the original Premises, and such rights are personal to the original Tenant named in this Lease and shall not inure to the benefit of any assignee, subtenant or other transferee of Tenant's interest in this Lease or the Premises (other than an "Affiliate" of Tenant, as defined below).

  INSPECTION/POSTING NOTICES

  After reasonable notice, except in emergencies where no prior notice shall be required, Landlord and Landlord's agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs, improvements or alterations to the Premises, Building or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant's business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not be construed to he a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. At any time within six (6) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises, Building and/or Project a suitable sign indicating that the Premises are available for lease.

  SERVICES AND UTILITIES

    Provided Tenant shall not be in default hereunder, and subject to the provisions elsewhere herein contained (including, without limitation, in Exhibit C hereto) and to the rules and regulations of the Building, Landlord shall furnish to the Premises during generally recognized business days (currently defined as 8 a.m. to 6 p.m.), to be determined by Landlord (but exclusive, in any event, of Saturdays, Sundays and legal holidays), water for lavatory and drinking purposes and electricity, heat and air conditioning as usually furnished or supplied for use of the Premises for reasonable and normal office use as of the date of the substantial completion of the Tenant's Work (but not including above-standard or continuous cooling for excessive heat-generating machines, excess lighting or equipment), janitorial services during the times and in the manner that such services are, in Landlord's judgment, customarily furnished in comparable office buildings in the immediate market area, and elevator service, which shall mean non-exclusive service either by non-attended automatic elevators or elevators with attendants, or both, at the option of Landlord. Upon Landlord's receipt of written request by Tenant, Landlord shall make available additional or after-hours electricity, heating or air conditioning to Tenant, and Tenant shall pay upon demand to Landlord a reasonable charge for such services as determined by Landlord and any other extraordinary operating costs that result from Tenant's use of the Premises. Tenant agrees to keep and cause to be kept closed all window covering when necessary because of the sun's position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of electrical, heating, ventilating and air conditioning systems. Wherever heat-generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

    Tenant shall not without written consent of Landlord use any apparatus, equipment or device in the Premises, including without limitation, computers, electronic data processing machines, copying machines, and other machines, using excess lighting or using electric current, water, or any other resource in excess of or which will in any way increase the amount of electricity, water, or any other resource being furnished or supplied for the use of the Premises for reasonable and normal office use, or which will require additions or alterations to or interfere with the Building power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises or water pipes, any apparatus, equipment or device for the purpose of using electrical current, water, or any other resource. If Tenant shall require water or electric current or any other resource in excess of that furnished or supplied for the use of the Premises for reasonable and normal office use as reasonably determined by Landlord, Tenant shall first procure the written consent of Landlord which Landlord may refuse, to the use thereof, and Landlord may cause a special meter to be installed in the Premises at Tenant's sole cost and expense so as to measure the amount of water, electric current or other resource consumed for any such other use. Tenant shall pay directly to Landlord upon demand as an addition to and separate from payment of Operating Expenses the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish such additional resources, energy, utility or service). Landlord may add to the separate or metered charge a recovery of additional expense incurred in keeping account of the excess water, electric current or other resource so consumed. Following receipt of Tenant's request to do so, Landlord shall use good faith efforts to restore any service specifically to be provided under Paragraph 15 that becomes unavailable and which is in Landlord's reasonable control to restore; provided, however, that Landlord shall in no case be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof, (b) (1) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or any other reason whatsoever, or (2) because of any interruption of service due to Tenant's use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project, whether by Regulation or otherwise; or (d) the partial or total unavailability of any such utilities or services to the Premises or the Building or the diminution in the quality or quantity thereof, whether by Regulation or otherwise; or (e) any interruption in Tenant's business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, all or part of the Premises (the "Affected Area") as a result of a Essential Services Interruption Event, as defined below, if this Essential Services Interruption Event continues for three (3) consecutive business days after Landlord's receipt of notice from Tenant of the Essential Services Interruption Event (the "Eligibility Period"), the Rent payable under this Lease shall be abated after the expiration of the Eligibility Period for such time that Tenant continues to be prevented from using, and does not use, the Affected Area in the proportion that the rentable area of the Affected Area bears to the total rentable area of the Premises, but only to the extent Landlord actually receives rental loss insurance proceeds allocable thereto. If, however, Tenant reoccupies any portion of the Premises during this period, the Rent allocable to this reoccupied portion (based on the proportion that the rentable area of the reoccupied portion of the Premises bears to the total rentable area of the Premises) shall be payable by Tenant from the date on which Tenant reoccupies this portion of the Premises. An "Essential Services Interruption Event" shall mean the failure of or interruption in essential services required to be supplied by Landlord to the Premises during ordinary business hours of generally recognized business days which occurs solely as a result of an event described in clause (a), (b), (c) or (d) above. In the event of a stoppage or interruption of services, Landlord shall diligently attempt to resume such services as promptly as practicable. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional heating or air conditioning. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to select or to change the supplier or provider of any such utility or service from time to time provided Tenant's service is not interrupted as a result thereof. Tenant shall have no right to contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant's operations therein from any supplier or provider of any such service. Tenant shall cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to tile Building and Project, including without limitation allowing Landlord and Landlord's suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith.

    Tenant shall pay, upon demand, for all utilities furnished to the Premises, or if not separately billed to or metered to Tenant, Tenant's Proportionate Share of all charges jointly serving the Project or Common Areas, as applicable, in accordance with Paragraph 7. All sums payable under this Paragraph 15 shall constitute Additional Rent hereunder.

  SUBORDINATION AND ATTORNMENT

    Except as otherwise provided herein, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all around leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the Building, the Project and/or the land upon which the Premises or the Project are situated, or said ground leases or underlying leases, or Landlord's interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord provided that Tenant shall not he disturbed in its possession under this Lease by such successor in interest so long as Tenant is not in default under this Lease beyond any applicable cure period. Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form reasonably requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust, subject to such nondisturbance requirement. Notwithstanding the foregoing, it shall be a condition precedent to Tenant's obligation to hereafter attorn to or subordinate this Lease to the rights of any trust deed beneficiary, mortgagee or ground lessor, that Landlord shall secure from such beneficiary, mortgagee or ground lessor a written agreement of subordination, attornment and non-disturbance in form reasonably designated by such beneficiary, mortgagee or ground lessor (a "SNDA") which would provide, without limitation, that so long as Tenant is not in default hereunder beyond any applicable cure period, Tenant may remain in possession of the Premises pursuant to the terms hereof and without any diminution of Tenant's rights should Landlord become in default with respect to such deed of trust, mortgage or ground lease or should the Premises become the subject of any action to foreclose any mortgage or to dispossess Landlord. Such SNDA would provide, among other things, that the new owner following any foreclosure, sale or conveyance shall not be (i) liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (ii) subject to any offsets or defenses which Tenant might have against any prior landlord; (iii) bound by prepayment of more than one (1) month's Rent; or (iv) liable to Tenant for any security deposit not actually received by such new owner. Each ground landlord, mortgagee, or beneficiary under a deed of trust shall be an express third party beneficiary of the provisions of this Paragraph 16 and any other provisions of this Lease that are for the benefit of such party.

    Tenant covenants and agrees that in the event that any proceedings are brought for the foreclosure of any mortgage or deed of trust, or if any ground or master lease is terminated, it shall attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale or deed in lieu thereof, or to the lessor of such ground or master lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as "Landlord" under this Lease. If requested, Tenant shall enter into a new lease with that successor on the same terms and conditions as are contained in this Lease (for the unexpired portion of the Term then remaining).

  FINANCIAL STATEMENTS

  At the request of Landlord from time to time and not more often than one time in any twelve (12) month period, Tenant shall provide to Landlord Tenant's and any guarantor's current financial statements or other information discussing financial worth of Tenant and any guarantor, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Project. Tenant's publicly available financial information shall satisfy the above requirements unless Landlord has reasonable belief that Tenant's financial condition or credit rating have declined to a level which is unacceptable to Landlord. Other than disclosure (a) to Landlord's employees, agents, consultants and representatives, (b) any lender, investor or purchaser of the Project, (c) as required by Regulations or (d) in connection with enforcement of Landlord's rights under this Lease, such financial statements shall be kept confidential by Landlord. Landlord shall give written notice to any person or entity receiving Tenant's financial statements pursuant to clause (a) or (b) above of the confidential nature of such financial statements and shall request that such financial statements be maintained by such person or entity as confidential.

  ESTOPPEL CERTIFICATE

  Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), that the leasehold estate granted by this Lease is the sole interest of Tenant in the Premises and/or the land at which the Premises are situated, and such other matters pertaining to this Lease as may be reasonably requested by Landlord or any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Projector any interest therein. Tenant agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period, Landlord may execute and deliver such certificate on Tenant's behalf and that the information and statements contained in such certificate shall be binding on Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by Landlord, any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or Project or any interest therein. The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this Lease, and shall be an event of default (without any cure period that might be provided under Paragraph 26.A(3) of this Lease) if Tenant fails to fully comply or makes any material misstatement in any such certificate. Landlord agrees from time to time. within ten (10) days after request of Tenant, to deliver to Tenant, or Tenant's designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, and that, to Landlord's actual knowledge, there are no current defaults by Tenant under this Lease (or specifying any such defaults of which Landlord has actual knowledge).

  SECURITY DEPOSIT

  Tenant agrees to deposit with Landlord, a security deposit as stated in Paragraph 39.D below (the "Security Deposit"), which sum shall be held and owned by Landlord, without obligation to pay interest, as security for the performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or by law, use such fund as a credit to the extent necessary to credit against any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent or other obligations of Tenant under this Lease, to repair damage to the Premises, Building or Project caused by Tenant or any Tenant's Parties and to clean the Premises. Landlord may use and commingle the Security Deposit with other funds of Landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of any Regulations, now or hereinafter in force, which restricts the amount or types of claim that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

  LIMITATION OF TENANT'S REMEDIES

  The obligations and liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of Landlord or of the individual or other partners of Landlord or its or their partners, directors, officers, or shareholders, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners of Landlord or its or their partners, directors, officers or shareholders. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project. Under no circumstances shall Tenant have the right to offset against or recoup Rent or other payments due and to become due to Landlord hereunder except as expressly provided in this Lease, which Rent and other payments shall be absolutely due and payable hereunder in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Lease, except in the event of an unauthorized holding over by Tenant in the Premises following the expiration of the Term or earlier termination of this Lease (in which event the provisions of this sentence shall not be applicable for the benefit of Tenant), in no case shall either party be liable to the other for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any breach of this Lease or otherwise, notwithstanding anything to the contrary contained in this Lease.

  ASSIGNMENT AND SUBLETTING

      General. This Lease has been negotiated to be and is granted as an accommodation to Tenant. Accordingly, this Lease is personal to Tenant and any Permitted Transferee(s), and Tenant's rights granted hereunder do not include the right to assign this Lease or sublease the Premises, or to receive any excess, either in installments or lump sum, over the Rent which is expressly reserved by Landlord as hereinafter provided, except as otherwise expressly hereinafter provided. Tenant shall not assign or pledge this Lease or sublet the Premises or any part thereof, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, or suffer or permit any such assignment, pledge, subleasing or occupancy, without Landlord's prior written consent except as provided herein. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice (the "Transfer Notice") at least thirty (30) days prior to the anticipated effective date of the proposed assignment or sublease, which shall contain all of the information reasonably requested by Landlord to address Landlord's decision criteria specified hereinafter. Landlord shall then have a period of thirty (30) days following receipt of the Transfer Notice to notify Tenant in writing that Landlord elects, in its reasonable discretion: (i) to terminate this Lease as to the space so affected as of the date so requested by Tenant, provided that in the case of a subletting, Landlord may not so elect to terminate this Lease in the case of a subletting for a period (inclusive of option terms granted to the subtenant under the sublease) of (1) not more than five (5) years as to a subletting during the initial six (6) years of the Lease Term, or (11) not more than three (3) years or such lesser period as then remains in the Lease Term as to a subletting following the initial six (6) years of the Lease Term, and provided, that in consideration of such election to terminate, on or before the termination effective date, Landlord shall pay to Tenant the "Recapture Amount" (as hereinafter defined); (ii) to consent to the proposed assignment or sublease, subject, however, to Landlord's prior written consent of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease; or (iii) to withhold its consent to the proposed assignment or sublease in accordance with this Paragraph 21. Consent to any assignment or subletting shall not constitute consent to any subsequent transaction to which this Paragraph 21 applies. Notwithstanding anything to the contrary contained herein, in the event Landlord so elects pursuant to clause (i) above to terminate this Lease as to the space so affected, Tenant shall have the right to nullify such termination by agreeing, in written notice delivered to Landlord within ten (10) days following Tenant's receipt of Landlord's notice so electing to terminate, to withdraw the applicable Transfer Notice and Tenant's request for the applicable assignment or subletting specified therein. As used herein, the "Recapture Amount" shall mean the unamortized cost, as of the effective date of such early termination of this Lease (based on monthly straight-line amortization over the initial one hundred forty-four (144) month Term of this Lease) of the sum of (x) the Additional Tenant Work, and (y) up to the initial $20.00 per square foot of Premises Rentable Area of the Tenant Improvements, as such costs are evidenced by the "Evidence of Lien-Free Completion of Tenant's Work" (as defined in Exhibit C attached hereto).

      Conditions of Landlord's Consent. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord's consent in the following instances: if the proposed assignee does not agree to be bound by and assume in writing the obligations of Tenant under this Lease in form and substance satisfactory to Landlord; the use of the Premises by such proposed assignee or subtenant would not be a Permitted Use or would violate any exclusivity or other arrangement which Landlord has with any other tenant or occupant or any Regulation or would increase the Occupancy Density or Parking Density of the Building or Project, or would otherwise result in an undesirable tenant mix for the Project as reasonably determined by Landlord; the proposed assignee or subtenant is not of sound financial condition as determined by Landlord in Landlord's reasonable discretion; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property or a good business reputation; the proposed assignee or subtenant (or an affiliate of such assignee or subtenant) is a person with whom Landlord is negotiating to lease space in the Project or is a present tenant of the Project and Landlord or an affiliate of Landlord has space available or will have space available in the Building or Project which space satisfies the material requirements of such present tenant with respect to its needs for additional space, including the approximate square footage, the approximately timing of the leasehold estate and the nature of the existing improvements or the ability to construct such improvements; the assignment or subletting would entail any Alterations which would lessen the value of the leasehold improvements in the Premises or use of any Hazardous Materials or other noxious use or use which may disturb other tenants of the Project; or Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during the twelve (12) months preceding the date that Tenant shall request consent. Failure by or refusal of Landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under Paragraph 21.A(1)(i), Landlord may lease the Premises to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant. At the sole option of Landlord, a surrender and termination of this Lease, shall operate as an assignment to Landlord of some or all subleases or subtenancies. Landlord shall exercise this option by giving notice of that assignment to such subtenants on or before the effective date of the surrender and termination. In connection with each request for assignment or subletting, and regardless of whether Landlord consents to such request, Tenant shall pay to Landlord Landlord's standard fee for approving such requests, as well as all costs incurred by Landlord or any mortgagee or ground lessor in approving each such request and effecting any such transfer, including, without limitation, reasonable attorneys' fees.

      Permitted Transfers. An "Affiliate" means any entity that (i) controls, is controlled by, or is under common control with Tenant, (ii) results from the transfer of all or substantially all of Tenant's assets or stock, or (iii) results from the merger or consolidation of Tenant with another entity. "Control" means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity's affairs. Notwithstanding anything to the contrary contained in this Lease, Landlord's consent is not required for and Landlord's recapture rights and right to share in bonus rent shall not apply to any assignment of this Lease or sublease or other occupancy agreement of all or a portion of the Premises to an Affiliate so long as the following conditions are met: (a) at least ten (10) business days before any such assignment or sublease, Landlord receives written notice of such assignment or sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed intended transfer and the transferee), unless such disclosure is prohibited by applicable law, in which event Tenant shall provide notice and such other documents as soon as is reasonably practicable and to the extent and in accordance with applicable laws; (b) Tenant is not then in default under this Lease; (c) if the transfer is an assignment or any other transfer to an Affiliate other than a sublease, the intended assignee assumes in writing all of Tenant's obligations under this Lease relating to the Premises in form satisfactory to Landlord or, if the transfer is a sublease, the intended sublessee accepts the sublease in form satisfactory to Landlord; (d) the intended transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, at least equal to the tangible net worth of Tenant as of the execution of this Lease; (e) the Premises shall continue to be operated solely for the use specified in the Basic Lease Information; and (f) Tenant shall pay to Landlord Landlord's standard fee for approving assignments and subleases (which fee shall not exceed one thousand dollars ($1,000.00)) and all costs reasonably incurred by Landlord or any mortgagee or ground lessor for such assignment or subletting, including, without limitation, reasonable attorneys' fees. No transfer to an Affiliate in accordance with this subparagraph shall relieve Tenant named herein of any obligation under this Lease or alter the primary liability of Tenant named herein for the payment of Rent or for the performance of any other obligation to be performed by Tenant, including the obligations contained in Paragraph 25 with respect to any Affiliate. Each such transfer to an Affiliate shall be a "Permitted Transfer" and the transferee of each Permitted Transfer shall be a "Permitted Transferee."

    Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after (i) amortization of a reasonable brokerage commission and reasonable attorneys' fees and improvement costs incurred by Tenant solely in connection with such sublease or assignment (and except to the extent paid for or reimbursed by Landlord) and (ii) Tenant's recovery from such excess Rent or consideration paid by such subtenant or assignee of the then unamortized cost (based on monthly straight-line amortization over the initial one hundred forty- four (144) month Term of this Lease) of the sum of (x) the Additional Tenant Work plus (y) the initial $20.00 per square foot of Premises Rentable Area of the Tenant Improvements, as evidenced by the "Evidence of Lien-Free Completion of Tenant's Work" (as defined in Exhibit C attached hereto), shall be divided and paid, fifty percent (50%) to Tenant, fifty percent (50%) to Landlord, except in connection with a Permitted Transfer. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain a sublease reflecting fair market rent for comparable space (including, but not limited to, sublease space) available for leasing in the geographical area in which the Building is located.

    Corporation. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease. Notwithstanding anything to the contrary in this Lease, the transfer of outstanding capital stock or other listed equity interests, or the purchase of outstanding capital stock or other listed equity interests, or the purchase of equity interests issued in an initial public offering of stock through the "over-the-counter" market or any recognized national or international securities exchange shall not be included in determining whether control has been transferred.

    Unincorporated Entity. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or of the underlying beneficial interests of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

    Liability. No assignment or subletting by Tenant, permitted or otherwise, shall relieve Tenant of any obligation under this Lease or any guarantor of this Lease of any liability under its guaranty or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant, including obligations contained in Paragraph 25 with respect to any assignee or subtenant. Landlord, at its option, may collect rent or other amounts or any portion thereof directly from any assignee, subtenant, or other occupant of the Premises, permitted or otherwise, and apply the net rent collected to the Rent payable hereunder, but no such collection shall be deemed to be a waiver of this Paragraph 21, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from (he further performance by Tenant of the obligations of Tenant under this Lease or of any guarantor. Any assignment or subletting which conflicts with the provisions hereof shall be void.

  AUTHORITY

  Landlord, and the person or persons, if any, signing on behalf of Landlord, jointly and severally, represent and warrant that Landlord has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant and the person or persons, if any, signing on behalf of Tenant, jointly and severally represent and warrant that Tenant has full right and authority to enter into this Lease, and to perform all of Tenant's obligations hereunder, and that all persons signing this Lease on its behalf are authorized to do so.

  CONDEMNATION

    Condemnation Resulting in Termination. If the whole or any substantial part of the Premises should be taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking"), and the taking would prevent or materially interfere with the Permitted Use of the Premises, either party shall have the right to terminate this Lease at its option upon written notice within 30 days of such Taking. If any material portion of the Building is subject to a Taking or if any material portion of the Project unrelated to the Building is subject to a Taking and such Taking has a material adverse effect on the Building or occupancy of the Building, Landlord may terminate this Lease at its option upon written notice within 30 days of such Taking. In either of such events, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical Taking of said Premises shall have occurred.

    Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part is subject to a Taking, and the Taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 23.A. above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical Taking shall have occurred, to such amount determined by Landlord as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such Taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the unexpired Term.

    Award. Landlord shall be entitled to (and Tenant hereby absolutely and irrevocably assigns to Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such Taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease, except as expressly provided in this Lease.

    Waiver of CCP§1265.130. Each party waives the provisions of California Civil Code Procedure Section 1265.130 or any amendment thereto or successor statute allowing either party to petition the superior court to terminate this Lease as a result of a partial taking.

  CASUALTY DAMAGE

    General. If the Premises or Building should be damaged or destroyed by fire, tornado, earthquake or other casualty (collectively, "Casualty"), Tenant shall give immediate written notice thereof to Landlord. Within ninety (90) days after Landlord's receipt of such notice, Landlord shall notify Tenant (such notice is referred to herein as "Landlord's Casualty Response Notice") whether in Landlord's estimation material restoration of the Premises can reasonably be made within one hundred eighty (180) days from the date of Landlord's Casualty Response Notice (or, if longer, such longer time as is estimated for the completion of such restoration). Landlord's determination shall be binding on Tenant.

    Within 180 Days. If the Premises or Building should be damaged by Casualty to such extent that material restoration can in Landlord's estimation be reasonably completed within one hundred eighty (180) days from the date of Landlord's Casualty Response Notice, this Lease shall not terminate. Provided that insurance proceeds are received by Landlord to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises and Building diligently and in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises or that were paid for by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

    Greater than 180 Days. If the Premises or Building should be damaged by Casualty to such extent that rebuilding or repairs cannot in Landlord's estimation be reasonably completed within one hundred eighty (180) days after the date of Landlord's Casualty Response Notice, then Landlord shall have the option of either: (1) terminating this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease; or (2) electing to rebuild or repair the Premises diligently and in the manner determined by Landlord. Landlord shall notify Tenant of its election within ninety (90) days after Landlord's receipt of notice of the damage or destruction. Notwithstanding the above, Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed, on or about the Premises or that were paid for by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

    Tenant's Termination Right. If Landlord's Casualty Response Notice estimates that the rebuilding or repairs to the applicable Casualty cannot in Landlord's reasonable estimation be reasonably completed within two hundred seventy (270) days after the date of Landlord's Casualty Response Notice, then Tenant shall have the option of terminating this Lease by delivery of written notice of Tenant's election to terminate to Landlord (which termination shall be effective upon the date of Landlord's receipt of such notice, but subject to the provisions of this Paragraph 24 respecting Tenant's abatement rights following the occurrence of such casualty, as applicable), within thirty (30) days following Tenant's receipt of notice of Landlord's Casualty Response Notice.

    Tenant's Fault. Notwithstanding anything herein to the contrary, if the Premises or any other portion of the Building are damaged by Casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds or waived hereunder.

    Insurance Proceeds. Notwithstanding anything herein to the contrary, if the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord or if the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within ninety (90) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon this Lease shall terminate.

    Waiver. This Paragraph 24 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California or any amendments thereto or successor statutes with respect to any destruction of the Premises, Landlord's obligation for tenantability of the Premises and Tenant's right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.

    Tenant's Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant's personal property.

  HOLDING OVER

  Unless Landlord expressly consents in writing to Tenant's holding over, Tenant shall be unlawfully and illegally in possession of the Premises, whether or not Landlord accepts any rent from Tenant or any other person while Tenant remains in possession of the Premises without Landlord's written consent. If Tenant shall retain possession of the Premises or any portion thereof without Landlord's consent following the expiration of this Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention the amount of any damages suffered by Landlord due to Tenant's holding over, plus the greater of the following: (i) one-hundred fifty percent (150%) of the amount of daily rental plus Operating Expenses as of the last month prior to the date of expiration or earlier termination, or (ii) the fair rental value of the Premises as reasonably determined by Landlord. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including consequential and incidental damages and reasonable attorneys' fees, incurred by Landlord resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by the succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord's right of reentry or any other right. Additionally, if upon expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 25 shall apply. The provisions of this Paragraph 25 shall survive any expiration or earlier termination of this Lease.

  DEFAULT

    Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

      Abandonment. Abandonment of the Premises for a continuous period in excess of five (5) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A. being deemed such notice to Tenant as required by said Section 1951.3.

      Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder upon the date when said payment is due, such failure continuing for three (3) business days after written notice of such failure, as to which time is of the essence. Such notice shall replace rather than supplement any statutory notice required under Code of Civil Procedure Section 1161 or any similar or successor statute.

      Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 26.A., and in Paragraphs 8, 16, 18, 25 and 27, such failure continuing for fifteen (15) days after written notice of such failure, as to which time is of the essence, provided that if more than fifteen (15) days is reasonably required for the completion of the cure of such failure, then Tenant shall not be deemed to be in default hereunder so long as such cure is promptly commenced within such fifteen (15) day period and thereafter diligently and continuously prosecuted to completion but in no event later than within ninety (90) days following Tenant's receipt of such notice.

      General Assignment. A general assignment by Tenant or any guarantor for the benefit of creditors.

      Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant or any guarantor, or the filing of an involuntary petition by Tenant's or any guarantor's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law, the trustee in bankruptcy or Tenant or any guarantor has the right to affirm this Lease and continue to perform the obligations of Tenant or any guarantor hereunder, such trustee Tenant or any guarantor shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may he necessary to ensure Landlord of the continued performance of Tenant's or any guarantor's obligations under this Lease or guaranty.

      Receivership. The employment of a receiver to take possession of substantially all of Tenant's or any guarantor's assets or Tenant's leasehold of the Premises, if such appointment remains undismissed or undischarged for a period of fifteen (15) days after the order therefor.

      Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's or any guarantor's assets or Tenant's leasehold of the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of fifteen (15) days after the levy thereof.

      Insolvency. The admission by Tenant or any guarantor in writing of its inability to pay its debts as they become due.

    Remedies Upon Default.

      Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all Rent in arrears and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, including any subtenant or subtenants notwithstanding Landlord's consent to any sublease, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by any reason of Tenant's default or of such termination. Landlord hereby reserves the right, but shall not have the obligation, to recognize the continued possession of any subtenant. The delivery or surrender to Landlord by or on behalf of Tenant of keys, entry codes, or other means to bypass security at the Premises shall not terminate this Lease.

      Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Paragraph 26.B(1) hereof. Landlord shall have the remedy described in California Civil Code Section 1951.4 ("Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations"), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord's interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant's right to possession.

      Requirement for Security Deposit. If Tenant is in default under Paragraph 26.A.(2) hereof and such default remains uncured for ten (10) days after such occurrence or such default occurs more than three times in any twelve (12) month period, Landlord may require that Tenant provide a Security Deposit in an amount equal to three (3) times the current month's Rent at the time of the most recent default.

    Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B(1) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent and other amounts that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent and other amounts for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" as used in (1) and (2) above shall be computed at the Applicable Interest Rate (defined below). The "worth at the time of award" as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

    Late Charge. In addition to its other remedies, and the right to recover all other costs and expenses incurred by Landlord as a result of any late payment by Tenant, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord on or before the third (3rd) business day of each calendar month, an amount equal to five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Any waiver by Landlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Landlord.

    Interest. Interest shall accrue on all sums not paid when due hereunder at the lesser of eighteen percent (18%) per annum or the maximum interest rate allowed by law ("Applicable Interest Rate") from the due date until paid.

    Remedies Cumulative. All of the rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided in this Lease (including, without limitation, in Paragraph 20 above).

    Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Paragraph 26 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

  LIENS

  Tenant shall at all times keep the Premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by or on behalf of Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. If Tenant shall not, within fifteen (15) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate as Additional Rent. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics' or materialmen's liens to permit Landlord to post and record a timely notice of non-responsibility, as Landlord may elect to proceed or as the law may from time to time provide, for which purpose, if Landlord shall so determine, Landlord may enter the Premises. Tenant shall not remove any such notice posted by Landlord without Landlord's consent, and in any event not before completion of the work which could lawfully give rise to a claim for mechanics' or materialmen's liens.

  INTENTIONALLY OMITTED

  TRANSFERS BY LANDLORD

  In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express Or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord's successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of "Landlord," to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

  RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS

  All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, including Tenant's obligations under Paragraph 11 hereof, and such failure shall continue for fifteen (15) days after notice thereof by Landlord, in addition to the other rights and remedies of Landlord, Landlord may make any such payment and perform any such act on Tenant's part. In the case of an emergency, no prior notification by Landlord shall be required. Landlord may take such actions without any obligation and without releasing Tenant from any of Tenant's obligations. All sums so paid by Landlord and all incidental costs incurred by Landlord and interest thereon at the Applicable Interest Rate, from the date of payment by Landlord, shall be paid to Landlord on demand as Additional Rent.

  WAIVER

  If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein, or constitute a course of dealing contrary to the expressed terms of this Lease. The acceptance of Rent by Landlord (including, without limitation, through any "lockbox") shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord, based upon full knowledge of the circumstances.

  NOTICES

  Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing, or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

    Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord's Remittance Address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

    Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, mailed, certified or registered, postage prepaid or sent by facsimile with confirmed receipt (and with an original sent by commercial overnight courier), and in each case addressed to the party to be notified at the Notice Address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

    Required Notices. Tenant shall immediately notify Landlord in writing of any notice of a violation or a potential or alleged violation of any Regulation that relates to the Premises or the Project, or of any inquiry, investigation, enforcement or other action that is instituted or threatened by any governmental or regulatory agency against Tenant or any other occupant of the Premises, or any claim that is instituted or threatened by any third party that relates to the Premises or the Project.

  ATTORNEYS' FEES

  If Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs, whether incurred without trial, at trial, appeal or review. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys' fees, to he fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

  SUCCESSORS AND ASSIGNS

  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant's assigns.

  FORCE MAJEURE

  If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant's obligation to pay Rent, however, is not excused by this Paragraph 35.

  SURRENDER OF PREMISES

  Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in as good a condition as existed on the date Tenant originally took possession thereof, ordinary wear and tear excepted, provided that ordinary wear and tear shall not include repair and clean up items. Repair and clean up items shall include replacement of damaged or missing ceiling or floor tiles, window coverings or cover plates, removal of any Tenant-introduced markings, and repair of all holes and gaps, as well as the removal requirements contained in this Lease, all to the reasonable satisfaction of Landlord. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 12.A. hereof with respect to Alterations to the Premises and all other matters addressed in such Paragraph. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 25 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant's failure to participate in such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

  PARKING

  So long as Tenant is occupying the Premises, Tenant and Tenant's Parties shall have the right to use up to the number of non-exclusive parking spaces specified in the Basic Lease Information with such non-exclusive parking spaces being on an unreserved, nonexclusive, first come, first served basis, for use by passenger-size automobiles, in the parking areas in the Project designated from time to time by Landlord for use in common by tenants of the Project. The parking rights granted under this Paragraph 37 are personal to Tenant and are not transferable except to any assignee of Tenant's interest in this Lease or subtenant of, or other person granted a right to use, the Premises, in accordance with the provisions of this Lease.

  Tenant may request additional parking spaces from time to time and if Landlord in its sole discretion agrees to make such additional spaces available for use by Tenant, such spaces shall be provided on a month-to- month unreserved and nonexclusive basis (unless otherwise agreed in writing by Landlord), and subject to such parking charges as Landlord shall determine, and shall otherwise be subject to such terms and conditions as Landlord may require.

  Tenant shall at all times comply and shall cause all Tenant's Parties and visitors to comply with all Regulations and any rules and regulations established from time to time by Landlord relating to parking at the Project, including any keycard, sticker or other identification or entrance system, and hours of operation, as applicable.

  Landlord shall have no liability for any damage to property or other items located in the parking areas of the Project, nor for any personal injuries or death arising out of the use of parking areas in the Project by Tenant or any Tenant's Parties. Without limiting the foregoing, if Landlord arranges for the parking areas to be operated by an independent contractor not affiliated with Landlord, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. In all events, Tenant agrees to look first to its insurance carrier and to require that Tenant's Parties look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the parking areas.

  Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, disabled persons or for other tenants or guests, and Tenant shall not park and shall not allow Tenant's Parties to park in any such assigned or reserved spaces. Tenant's parking shall be within those portions of the non-exclusive, unreserved parking areas as may be provided by Landlord from time to time for the purpose of parking motor vehicles for the Building, provided that such parking may be provided by tandem or stacked parking (which may be for two (2) or three (3) cars), provided that an attendant is available to coordinate such parking. Tenant may validate visitor parking by such method as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Landlord also reserves the right to alter, modify, relocate or close all or any portion of the parking areas in order to make repairs or perform maintenance service, or to restripe or renovate the parking areas, or if required by casualty, condemnation, act of God, Regulations or for any other reason deemed reasonable by Landlord, provided that Tenant suffers no diminution in the number of unreserved parking spaces granted under this Lease and Tenant's designated parking is located within one-eighth (1/8th) of a mile of the entrance to the Building.

  Tenant shall not be required to pay any charges for the parking to which Tenant is entitled as set forth in the Basic Lease Information (whether provided by stacked, tandem and/or valet serviced parking). However, to the extent Tenant obtains any additional parking for which a charge is applicable, Tenant shall pay to Landlord (or Landlord's parking contractor, if so directed in writing by Landlord), as Additional Rent hereunder, the monthly charges established from time to time by Landlord for such parking, on thirty (30) days prior notice. Such parking charges shall be payable in advance with Tenant's payment of Basic Rent. No deductions from the monthly parking charge shall be made for days or months during which the Tenant does not use any of the parking spaces entitled to be used by Tenant.

  MISCELLANEOUS

    General. The term "Tenant" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

    Time. Time is of the essence regarding this Lease and all of its provisions.

    Choice of Law. This Lease shall in all respects be governed by the laws of the State or California.

    Entire Agreement. This Lease, together with its Exhibits, addenda and attachments and the Basic Lease Information, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Exhibits, addenda and attachments and the Basic Lease Information.

    Modification. This Lease may not be modified except by a written instrument signed by the parties hereto. Subject to Tenant's one-time right to re-measure the Premises as set forth in Paragraph 39.A below, Tenant accepts the area of the Premises as specified in the Basic Lease Information as the approximate area of the Premises for all purposes under this Lease, and acknowledges and agrees that no other definition of the area (rentable, usable or otherwise) of the Premises shall apply. Except as expressly otherwise provided herein, Tenant shall in no event be entitled to a recalculation of the square footage of the Premises, rentable, usable or otherwise, and no recalculation, if made, irrespective of its purpose, shall reduce Tenant's obligations under this Lease in any manner, including without limitation the amount of Base Rent payable by Tenant or Tenant's Proportionate Share of the Building and of the Project.

    Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

    Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

    Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

    Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies. All offers by or on behalf of Tenant of accord and satisfaction are hereby rejected in advance.

    Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant's consent; provided that no such grant or dedication shall materially interfere with Tenant's Permitted Use of the Premises. Upon Landlord's request, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant's covenants hereunder.

    Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of' this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required or allowed in this Lease or requested of Landlord, Landlord's consent, determination or estimation shall be given or made solely by Landlord in Landlord's good faith opinion, whether or not objectively reasonable. If Landlord fails to respond to any request for its consent within the time period, if any, specified in this Lease, Landlord shall be deemed to have disapproved such request.

    Exhibits. The Basic Lease Information, and the Exhibits, addenda and attachments attached hereto are hereby incorporated herein by this reference and made a part of this Lease as though fully set forth herein.

    No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

    No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

    Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.

    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.

    Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.

    Prorations. Any Rent or other amounts payable to Landlord by Tenant hereunder for any fractional month shall be prorated based on a month of 30 days. As used herein, the term "fiscal year" shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.

    Authority. If either party is a corporation, partnership or limited liability company, each individual executing this Lease on behalf of said entity represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with a duly adopted resolution of the board of directors or other authorizing body of said entity or in accordance with the bylaws or other governing documents of said entity, that that this Lease is binding upon said entity in accordance with its terms. Further, either party shall, within thirty (30) days after request by the other following execution of this Lease, deliver to the other party a copy of a resolution of the board of directors or other authorizing body of said entity authorizing or ratifying the execution and delivery of this Lease.

    Mortgagee Protection. Tenant agrees to give any mortgagee(s) and/or trust deed holders whose name and address have been previously furnished by Tenant, by registered mail, a copy of any notice of default served upon Landlord. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease (if any) then the mortgagees or trust deed holder(s) shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within such thirty (30) days, then such additional time as may be necessary if, within such thirty (30) days, such Mortgagee or trust deed holder has commenced and is pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being pursued.

    Brokerage Commission. Landlord shall pay a brokerage commission to Landlord's Broker in accordance with a separate agreement between Landlord and Landlord's Broker. Landlord shall have no further or separate obligation for payment of any commissions or fees to any other broker or finder. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord's Broker and Tenant's Broker, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant. Any commissions or fees payable to Tenant's Broker with respect to this transaction shall be paid by Landlord's Broker or Tenant, and Landlord shall have no obligation with respect thereto, Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys' fees, in connection with a claim by any person for a real estate broker's commission, finder's fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys' fees, based upon any statement, representation or agreement of Landlord.

  ADDITIONAL PROVISIONS

    Measurement of Premises. The parties hereby agree that the actual rentable areas of the Premises, the Building and the Project are intended to be determined by Landlord's architect in accordance with the rentable standards set forth in ANSI/BOMA Z65.1-1996. as promulgated by the Building Owners and Managers Association ("BOMA Standard"), which measurement standard shall include areas for management and servicing the Building and other areas used in common within the Building. Landlord's architect shall calculate and certify in writing to Landlord and Tenant the rentable square footage of the Premises. If Landlord's architect determines that the rentable square footage of the Premises is different from that stated in this Lease, Rent that is based on rentable square footage (including, without limitation, Tenant's Proportionate Share of the Building, common areas and Project) shall be recalculated in accordance with that determination. On the recalculation of Rent as provided herein, at Landlord's option, the parties shall execute an amendment to this Lease stating the recalculated Rent. Tenant shall have a one-time right, exercisable within twenty (20) business days after substantial completion of Tenant's Work to remeasure the Premises and the Building. Tenant shall complete the remeasurement within ten (10) business days after expiration of such twenty (20) business day period. In the event such remeasurement of the Premises and the Building by Tenant, within the time period specified above, demonstrates to Landlord's reasonable satisfaction that the rentable square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly applied, certain items and concepts addressed in this Lease with respect to the Premises, Base Rent, Tenant's Proportionate Share, and all other matters related to the measurement of the Building and the Premises shall be adjusted effective as of the Term Commencement Date, to reflect the actual number of rentable square feet, as properly remeasured under the BOMA Standard. Tenant shall have no further right to remeasure the Premises or the Building. In the event that Landlord and Tenant are unable to agree upon the measurement of the Premises or the Building within a reasonable period of time, the arbitration process described in Paragraph 39.B below shall apply. Within thirty (30) days after Landlord delivers to Tenant final construction drawings for the Base Building Work, Tenant shall review such plans to determine whether such plans indicate that the square footage calculation reflected in the Basic Lease Information and Exhibit B is in conformance with the BOMA Standard. If Landlord makes any modification to the Building from as set forth on the those certain "50% Complete" set of construction drawings prepared by Gensler dated November 29, 2000, which increases Building Common Area but does not result in an increase in usable area of the Premises (as both such terms are defined in accordance with the BOMA Standard), then the rentable square footage of the Premises shall not be increased as a result of the addition of such Building Common Area. By way of example and without limitation, if Landlord encloses any mechanical or equipment area on the roof of the Building, such additional enclosed space shall not be included in Building Common Area for purposes of calculating the rentable square footage of the Premises.

    Arbitration of Disputes.

      The parties agree that any and all disputes, claims or controversies arising out of or relating to Paragraph 2 and/or Paragraph 39.A of this Lease, except matters entitled to "fast-track" adjudication, that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS/ENDISPUTE, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. I et seq. Either party may commence the arbitration process called for in this Paragraph 39.B by filing a written demand for arbitration with JAMS/ENDISPUTE with a copy to the other party. The arbitration will be conducted in the County in which the Premises is located and in accordance with the provisions of JAMS/ENDISPUTE's Streamlined Arbitration Rules and Procedures in effect at the time of filing the demand for arbitration. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting an arbitrator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the arbitration proceedings. The parties covenant that they will participate in the proceedings in good faith, and that they will share equally in its costs, including, without limitation, the arbitrator's fees, provided that each party shall bear its own attorneys' fees in connection with any arbitration. The provisions of this Paragraph may be enforced by any Court of competent jurisdiction, and, in the event that the arbitration process continues through and including a final determination of liability in accordance with this provision, the prevailing party shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the party against whom enforcement is ordered.

      NOTICE: By initialing the space below you are agreeing to have all disputes, claims or controversies arising out Of Or relating to Paragraph 2 and/or Paragraph 39.A of the Lease, except matters entitled to "fast-track" adjudication, decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or jury trial. By initialing in the space below you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Paragraph 39.B. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary.

    We have read and understand the foregoing and agree to submission of all disputes, claims or controversies arising out of or related to Paragraph 2 and/or Paragraph 39.A of this Lease, except for issues arising in connection with matters entitled to "fast-track" adjudication, to neutral arbitration in accordance with this Paragraph 39.B.

/s/ J.T.	/s/ J.A.
Landlord	Tenant

    Training Use. Landlord acknowledges and agrees that Tenant may elect to use the Premises. in whole or in part, for training purposes, including holding training sessions during which the number of people within the Premises may exceed the occupancy Density set forth herein. Landlord hereby consents to such use including occupancy in excess of the Occupancy Density in connection therewith; provided that Tenant, at Tenant's expense, constructs or modifies the Additional Tenant Work and Tenant Improvements to accommodate such use in compliance with applicable Regulations (and in accordance with the provisions of this Lease governing such construction or modification by Tenant). Further, upon the expiration of the Term or earlier termination of this Lease, Tenant, at Landlord's option (exercised by written notice delivered to Tenant not later than ninety (90) days prior to the expiration of the Lease Term), shall be required to restore those areas of the Premises improved for use other than general office use and/or those areas not in compliance with Schedules 1, 2 and/or 3 of Exhibit C attached hereto to the following condition: remove all partitions, plumbing, any restroom facilities in their entirety (including, without limitation, mechanical, electrical and plumbing work specific to such restroom facilities) other than such restrooms as are customary (in terms of size and amenities) for first class general office use consistent with such Schedules 1, 2 and/or 3 of Exhibit C, floor covering, all telecommunications cabling, cabinetry, case work, kitchen fixtures and equipment (including, without limitation, any exhaust systems installed in connection with such kitchen); repair and patch concrete floor to smooth, level surface where removals have been made pursuant to the foregoing; terminate partitions adjacent to removed items in a workmanlike manner (with patching and matching as appropriate consistent with first class general office use improvements; and repair (with patching and matching as appropriate consistent with first class general office use improvements) the ceiling grid and tiles to provide for a continuous .grid and tiles that meet all applicable Regulations and the Standards as applicable to open office space. Tenant shall not be required to modify the HVAC system, fire sprinklers or electrical system of the Premises other than as expressly required pursuant to the foregoing provisions hereof.

    Letter of Credit.

      Delivery of Letter of Credit. In lieu of depositing a security deposit with Landlord, Tenant shall, within ninety (90) days following execution of this Lease, deliver to Landlord and cause to be in effect during the Lease Term (for so long as the same is required hereunder) an unconditional, irrevocable letter of credit ("LOC") in an amount equal to $28.00 per rentable square foot in the Premises (the "LOC Amount") having an initial term of not less than one (1) year and thereafter renewing automatically from year to year. The LOC shall be in a form acceptable to Landlord and shall be issued by an LOC bank selected by Tenant and acceptable to Landlord. Without limiting the generality of the foregoing, the LOC must permit one or more transfers of the LOC by Landlord in connection with any sale, assignment, mortgage, encumbrance or other transfer or disposition ("Transfer") of the Project, the Building or this Lease. No fee or other consideration may be charged by the LOC bank in connection with such Transfer (or, if any such fee is charged, then such fee shall be paid by Landlord). An LOC bank is a bank that accepts deposits. maintains accounts, has a local office that will negotiate a letter of credit, has a credit rating and financial condition reasonably acceptable to Landlord, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Tenant shall pay all costs, expenses, points and/or fees incurred by Tenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project, the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC and/or the LOC Security Deposit (as defined below) to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the LOC and/or the LOC Security Deposit.

      Replacement of Letter of Credit. Tenant may, from time to time, replace any existing LOC with a new LOC if the new LOC (a) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (b) is in the required LOC amount; (c) is issued by an LOC bank acceptable to Landlord; and (d) otherwise complies with the requirements of this Paragraph 39.D.

      Landlord's Right to Draw on Letter of Credit. Landlord shall hold the LOC as security for the performance of Tenant's obligations under this Lease. If, after notice and failure to cure within any applicable period provided in this Lease, Tenant defaults on any provision of this Lease. Landlord may, without prejudice to or limitation of any other remedy it has, draw all or any portion of the LOC necessary to (a) pay Rent or other sums in default; (b) pay or reimburse Landlord for any amount that Landlord may spend or become obligated to spend in exercising Landlord's rights under Paragraph 30 (Right of Landlord to Perform Tenant's Covenant); and/or (c) compensate Landlord for any expense, loss, liability, or damage that Landlord may suffer because of Tenant's default. If Tenant fails to renew or replace the LOC at least thirty (30) days before its expiration, Landlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

      LOC Security Deposit. Any amount of the LOC that is drawn on by Landlord but not applied by Landlord shall be held by Landlord as a security deposit (the "LOC Security Deposit") in accordance with Paragraph 19 of this Lease.

      Restoration of Letter of Credit and LOC Security Deposit. If Landlord draws on any portion of the LOC and/or applies all or any portion of such draw, Tenant shall, within five (5) business days after demand by Landlord, either (a) deposit cash with Landlord in an amount that, when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC Amount then required under this Paragraph 39.D; or (b) reinstate the LOC to the full LOC Amount.

      Return of LOC. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to maintain the LOC following Tenant's delivery to Landlord of the "Evidence of Lien-Free Completion of Tenant's Work" (as defined in Exhibit C attached hereto. Within thirty (30) days following Landlord's receipt of the Evidence of Lien- Free Completion of Tenant's Work, Landlord shall return to Tenant the LOC (to the extent not previously drawn by Landlord in accordance herewith) and any proceeds therefrom to the extent not previously applied by Landlord in accordance herewith.

    Notice of Intent to Sell. If at any time during the Lease Term, Landlord determines to market and sell the Building, either separately or as part of the Project, and whether such sale would be a transfer or ground lease of Landlord's interest in the Building or of a controlling interest in Landlord if all or significantly all of Landlord's assets is the Project, then prior to actively marketing the Building, then Landlord shall provide Tenant with not less than thirty (30) days prior written notice of the same (the "Marketing Notice"); provided that if prior to Landlord's delivery of a Marketing Notice to Tenant, Landlord receives an unsolicited offer which Landlord desires to accept or further negotiate, then Landlord shall provide Tenant with a Marketing Notice promptly following receipt of such offer and shall not accept such offer or further negotiate for the conveyance of the Building until the expiration of the thirty (30) day period following Tenant's receipt of such Marketing Notice. Such notice requirement shall not apply with respect to any financing agreements (including foreclosures, trustees sale or deeds in lieu of foreclosure), sale-leaseback transactions, or any sale or transfer to an entity affiliated with Landlord. Further Landlord shall not be required to deliver such notice if at the time such notice would be delivered, Tenant is in default beyond the applicable notice and cure period. Notwithstanding anything to the contrary contained in this Lease, the parties hereby agree and acknowledge that Tenant's right to receive the Marketing Notice under this Paragraph 39.E is for Tenant's convenience only and nothing in this Paragraph 39.E or elsewhere in this Lease shall be deemed to grant any right or option to Tenant to acquire any interest in the Premises, Building, Project or Landlord (other than the leasehold interest granted to Tenant under this Lease, as tenant, during the Term of this Lease).

  JURY TRIAL WAIVER

EACH PARTY HERETO (WHICH INCLUDES ANY ASSIGNEE, SUCCESSOR HEIR OR PERSONAL REPRESENTATIVE OF A PARTY) SHALL NOT SEEK A JURY TRIAL, HEREBY WAIVES TRIAL BY JURY, AND HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE BUILDING IS LOCATED, AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS PARAGRAPH 40. THE PROVISIONS OF THIS PARAGRAPH 40 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and the year first above written.

LANDLORD:

PW ACQUISITIONS VIII, LLC
A Delaware limited liability company

By: /s/ John C. Tashjian
(Print Name and Title)

By: John C. Tashjian, Vice President
(Print Name and Title)

Date: December 29, 2000

TENANT:

SIEBEL SYSTEMS, INC., a Delaware Corporation

By: /s/ Jeffrey T. Amann
(Print Name and Title)

By: Jeffrey T. Amann, Vice President, Legal Affairs
(Print Name and Title)

Date: December ___, 2000

EXHIBIT A
Rules and Regulations

In the event of any inconsistency between the provisions of the body of the Lease of which this Exhibit is a part and the provisions of this Exhibit, the provisions of the body of the Lease of which this Exhibit is a part shall govern.

1. Driveways, sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. The driveways, sidewalks, halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building, the Project and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of such tenant's business unless such persons are engaged in illegal activities. No tenant, and no employees or invitees of any tenant, shall go upon the roof of any Building, except as authorized by Landlord. No tenant, and no employees or invitees of any tenant shall move any common area furniture without Landlord's consent.

2. No sign, placard, banner, picture, name, advertisement or notice, visible from the exterior of the Premises or the Building or the common areas of the Building shall be inscribed, painted, affixed, installed or otherwise displayed by Tenant either on its Premises or any part of the Building or Project without the prior written consent of Landlord in Landlord's sole and absolute discretion. Landlord shall have the right to remove any such sign, placard, banner, picture, name, advertisement, or notice without notice to and at the expense of Tenant, which were installed or displayed in violation of this rule. If Landlord shall have given such consent to Tenant at any time, whether before or after the execution of Tenant's Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of the Lease, and shall be deemed to relate only to the particular sign, placard, banner, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific Written consent of Landlord with respect to any other such sign, placard, banner, picture, name, advertisement or notice. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor approved by Landlord and shall be removed by Tenant at the time of vacancy at Tenant's expense.

3. The directory of the Project will be provided exclusively for the display of the name and location of tenants only.

4. No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window or door on the Premises without the prior written consent of Landlord. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord's standard window covering and shall in no way be visible from the exterior of the Building. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent or of a quality, type, design, and bulb color approved by Landlord. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which Landlord considers unsightly from outside Tenant's Premises.

5. Landlord reserves the right to exclude from the Building and the Project, between the hours of 6 p.m. and 8 a.m. and at all hours on Saturdays, Sundays and legal holidays, all persons who are not tenants or their accompanied guests in the Building. Each tenant shall be responsible for all persons for whom it allows to enter the Building or the Project and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error concerning the admission to, or exclusion from, the Building or the Project of any person. During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord's opinion, Landlord reserves the right (but shall not be obligated) to prevent access to the Building and the Project during the continuance of that event by any means it considers appropriate for the safety of tenants and protection of the Building, property in the Building and the Project.

6. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness of its Premises. Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to Tenant's property by the janitor or any other employee or any other person.

7. Tenant shall see that all doors of its Premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus, coffee pots or other heat-generating devices are entirely shut off before Tenant or its employees leave the Premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or Project or by Landlord for noncompliance with this rule. On multiple-tenancy floors, all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

8. Tenant shall not use any method of heating or air- conditioning other than that supplied by Landlord. As more specifically provided in Tenant's lease of the Premises, Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning, and shall refrain from attempting to adjust any controls other than room thermostats installed for Tenant's use.

9. Landlord will furnish Tenant free of charge with two keys to each door in the Premises. Landlord may make a reasonable charge for any additional keys, and Tenant shall not make or have made additional keys. Tenant shall not alter any lock or access device or install a new or additional lock or access device or bolt on any door of its Premises, without the prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys for all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

10. The restrooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into them. The expense of any breakage, stoppage, or damage resulting from violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused the breakage, stoppage, or damage.

11. Except as expressly permitted by the Lease, Tenant shall not use or keep in or on the Premises, the Building or the Project any kerosene, gasoline, or inflammable or combustible fluid or material.

12. Tenant shall not use, keep or permit to be used or kept in its Premises any foul or noxious gas or substance. Tenant shall not allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be brought or kept in or about the Premises, the Building, or the Project.

13. No cooking shall be done or permitted by any tenant on the Premises, except that use by the tenant of Underwriters' Laboratory (UL) approved equipment, refrigerators and microwave ovens may be used in the Premises for the preparation of coffee, tea, hot chocolate and similar beverages, storing and heating food for tenants and their employees shall be permitted. All uses must be in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations and the Lease.

14. Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on the Premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, nor shall the Premises be used for any illegal, improper, immoral or objectionable purpose, or any business or activity other than that specifically provided for in such Tenant's Lease. Tenant shall not accept hairstyling, barbering, shoeshine, nail, massage or similar services in the Premises or common areas except as authorized by Landlord.

15. If Tenant requires telegraphic, telephonic, telecommunications, data processing, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation. The cost of purchasing, installation and maintenance of such services shall be borne solely by Tenant.

16. Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

17. Except as may be expressly permitted by the Lease, Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or any other device on the exterior walls or the roof of the Building, without Landlord's prior written consent, which may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building, the Project or elsewhere.

18. Tenant shall not mark, or drive nails, screws or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's consent. Tenant may install nails and screws in areas of the Premises that have been identified for those purposes to Landlord by Tenant at the time those walls or partitions were installed in the Premises. Tenant shall not lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its Premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

19. Unless Tenant is the only tenant in the Building, no furniture, freight, equipment, materials, supplies, packages, merchandise or other property will be received in the Building or carried up or down the elevators except between such hours and in such elevators as shall be designated by Landlord. Tenant shall not place a load upon any floor of its Premises which exceeds the load per square foot which such floor was designed to carry or which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all safes, furniture or other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord will not be responsible for loss of or damage to any such safe, equipment or property from any cause, and all damage done to the Building by moving or maintaining any such safe, equipment or other property shall be repaired at the expense of Tenant. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.

20. Intentionally omitted.

21. There shall not be used in any space, or in the public areas of the Project either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve. Tenants using hand trucks shall he required to use the freight elevator, or such elevator as Landlord shall designate. No other vehicles of any kind shall be brought by Tenant into or kept in or about its Premises.

22. Each tenant shall store all its trash and garbage within the interior of the Premises. Tenant shall not place in the trash boxes or receptacles any personal trash or any material that may not or cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city, without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes and at such times as Landlord shall designate. If the Building has implemented a building-wide recycling program for tenants, Tenant shall use good faith efforts to participate in said program.

23. Canvassing, soliciting, distribution of handbills or any other written material and peddling in the Building and the Project are prohibited and each tenant shall cooperate to prevent the same. No tenant shall make room-to-room solicitation of business from other tenants in the Building or the Project, without the prior written consent of Landlord.

24. Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building and the Project, provided however, Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket costs (e.g., replacement of current stock of stationary and business cards) resulting from any change in the address of the Building Unless such change was governmentally required.

25. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord's judgment, is under the influence of alcohol or drugs or who commits any act in violation of any of these Rules and Regulations.

26. Without the prior written consent of Landlord, Tenant shall not use the name of the Building or the Project or any photograph or other likeness of the Building or the Project in connection with, or in promoting or advertising, Tenant's business except that Tenant may include the Building's or Project's name in Tenant's address.

27. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

28. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

29. The requirements of Tenant will be attended to only upon appropriate application at the office of tile Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employees of Landlord will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

30. Landlord reserves the right to designate the use of the parking spaces on the Project. Tenant or Tenant's guests shall park between designated parking lines only, and shall not occupy two parking spaces with one car. Parking spaces shall be for passenger vehicles only; no boats, trucks, trailers, recreational vehicles or other types of vehicles may be parked in the parking areas (except that trucks may be loaded and unloaded in designated loading areas). Vehicles in violation of the above shall be subject to tow-away, at vehicle owner's expense. Vehicles parked on the Project overnight without prior written consent of the Landlord shall be deemed abandoned and shall be subject to tow-away at vehicle owner's expense. No tenant of the Building shall park in visitor or reserved parking areas (other than areas reserved for exclusive parking by such tenant). Any tenant found parking in such designated visitor or reserved parking areas (other than areas reserved for exclusive parking by such tenant) or unauthorized areas shall be subject to tow-away at vehicle owner's expense. The parking areas shall not be used to provide car wash, oil changes, detailing, automotive repair or other services unless otherwise approved or furnished by Landlord. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

31. No smoking of any kind shall be permitted anywhere within the Building, including, without limitation, the Premises and those areas immediately adjacent to the entrances and exits to the Building, or any other area as Landlord elects. Smoking in the Project is only permitted in smoking areas identified by Landlord, which may be relocated from time to time.

32. If the Building furnishes common area conferences rooms for tenant usage, Landlord shall have the right to control each tenant's usage of the conference rooms, including limiting tenant usage so that the rooms are equally available to all tenants in the Building. Any common area amenities or facilities shall he provided from time to time at Landlord's discretion.

33. Tenant shall not swap or exchange building keys or cardkeys with other employees or tenants in the Building or the Project.

34. Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by Tenant's employees, agents, clients, customers, invitees and guests.

35. These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any Premises in the Project.

36. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building.

37. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein stated and any additional rules and regulations which are adopted.

EXHIBIT B

SITE PLAN

EXHIBIT B

[DIAGRAM OF BUILDING 2]

EXHIBIT B-1

[DIAGRAM OF PREMISES]

EXHIBIT B-2

[DIAGRAM OF "THE CENTER @ BAY MEADOWS"]

EXHIBIT C

LEASE IMPROVEMENT AGREEMENT

This Lease Improvement Agreement ("Improvement Agreement") sets forth the terms and conditions relating to construction of certain "Additional Tenant Work" (as defined below) and [he initial tenant improvements in the Premises to be approved as provided below (the "Tenant Improvements"). The Additional Tenant Work and the Tenant Improvements are collectively referred to herein as the "Tenant's Work". Initially capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease (the "Lease") to which this Improvement Agreement is attached and forms a part.

  Base Building Work. The "Base Building Work" described on Schedule 1 attached to this Exhibit C and incorporated herein by this reference will be performed by Landlord at Landlord's sole cost and expense. The parties hereby approve the proposed locations of certain elements of Tenant's Work affecting the Base Building Work as set forth in those certain "50% Complete" set of construction drawings for Tenant's Work prepared by Gensler dated November 29, 2000.

  Additional Tenant Work.

      The "Additional Tenant Work" (as hereinafter defined) will be performed by Tenant, at Tenant's sole cost and expense, concurrently with the construction of the Tenant Improvements. As used herein, the "Additional Tenant Work" shall mean such base, core and shell work as is customarily included within a first-class general office building on an unoccupied basis exclusive of construction of tenant improvements (other than items included within the Base Building Work pursuant hereto), as reasonably determined by Landlord. The Additional Tenant Work shall include, without limitation, the items described on Schedule 2 attached to this Exhibit C and incorporated herein by this reference.

  Plans and Specifications.

      Tenant shall retain the services of an architect or space planner reasonably approved in advance by Landlord (the "Space Planner") to prepare a detailed space plan (the "Space Plan") mutually satisfactory to Landlord and Tenant for the construction of the Tenant's Work. No later than forty-five (45) days following Landlord's delivery to Tenant of a final set of plans sufficient for issuance of a building permit for the Base Building Work, Tenant shall submit the Space Plan to Landlord for Landlord's approval. All necessary revisions to the Space Plan shall be made within twenty (20) days after Landlord's response thereto. This procedure shall be repeated until Landlord ultimately approves the Space Plan.

      Based on the approved Space Plan, Tenant shall cause the Space Planner to prepare plans, specifications and working drawings in sufficient detail to allow for application for building permits for the Tenant's Work, which shall be mutually satisfactory to Landlord and Tenant (collectively, the "Permit Plans"). Tenant shall diligently pursue the preparation of the Permit Plans. Tenant shall submit the Permit Plans to Landlord for Landlord's approval no later than six (6) months prior to the date Landlord estimates it will have substantially completed the Base Building Work. All necessary revisions to the Permit Plans shall be made within twenty (20) days after Landlord's response thereto. This procedure shall be repeated until Landlord ultimately approves the Permit Plans. Tenant shall he responsible for obtaining all governmental approvals to the full extent necessary for the construction and installation of the Tenant's Work and for Tenant's occupancy of the Premises, in compliance with all applicable Regulations. Within a reasonable period of time after Tenant's and Landlord's approval of the Permit Plans, Tenant shall cause the Contractor to proceed to secure a building permit. Promptly following Tenant's receipt of such building permit for Tenant's Work, approval of the Construction Documents by Landlord and Tenant (as hereinafter provided) and the Substantial Completion of the Base Building Work, Tenant shall cause the Contractor to commence construction of the Tenant's Work.

      Within a reasonable period of time following Landlord's approval of the Permit Plans, Tenant shall cause the Space Planner to prepare and submit to Landlord for its review and approval detailed plans, specifications and working drawings for the construction of the Tenant's Work, which shall include the estimated cost of the Tenant's Work and be in sufficient detail to allow bidding and construction of the Tenant's Work (collectively, the "Construction Documents"). Tenant shall diligently pursue the preparation of the Construction Documents. All necessary revisions to the Construction Documents shall be made within twenty (20) days after Landlord's response thereto. This procedure shall be repeated until Landlord ultimately approves the Construction Documents. As used in the Lease of which this Exhibit is a part, the "Plans" shall mean, collectively, the approved Permit Plans and the approved Construction Documents.

      Tenant shall be responsible for ensuring that the Plans are compatible with the design, construction and equipment of the Building, comply with applicable Regulations and the Standards (defined below), and contain ail such information as may be required to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, light fixtures and related power, and electrical and telephone switches, B.T.U. calculations, electrical requirements and special receptacle requirements. The Plans shall also include mechanical, electrical, plumbing, structural and engineering drawings mutually satisfactory to Landlord and Tenant which shall be prepared for Tenant by (a) as to structural engineering work, Landlord's Base Building Work structural engineers (provided that the rates charges for such services shall be commercially reasonable for the work performed and if such rates are not commercially reasonable, then the engineers preparing such drawings shall be licensed engineers reasonably experienced in comparable projects, as designated by Tenant subject to Landlord's prior written approval, which approval shall not be unreasonably withheld), (b) as to the fire protection and plumbing engineering work, Southland, (c) as to electrical engineering work, Schwartz and Lindheim, and (d) as to HVAC engineering work, CMI (provided, however, that to the extent Tenant desires to obtain engineering services for fire protection, plumbing, electrical and/or HVAC work other than from the service providers specified above, then the engineers preparing such drawings shall be licensed engineers reasonably experienced in comparable projects, as designated by Tenant subject to Landlord's prior written approval, which approval shall not be unreasonably withheld). Notwithstanding Landlord's review and approval of the Space Plan and the Plans and any revisions thereto, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Space Plan or Plans or any revisions thereto, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulations of any improvements described therein or constructed in accordance therewith. Tenant hereby waives all claims against Landlord relating to, or arising out of the design or construction of, the Tenant's Work.

      Landlord's criteria for approvals shall be based on reasonable criteria established from time to time by Landlord, but, without limiting the generality of the foregoing and by way of example only, Landlord will be deemed to have acted reasonably if Landlord's disapproval is predicated upon (i) effect on the structural integrity of the Building, (ii) non-compliance with applicable laws, codes and regulations, (iii) incompatibility with the Base Building Work plans, (iv) failure to use materials required by or otherwise comply with Schedule 2 pertaining to the Additional Tenant Work and/or Schedule 3 pertaining to Standards, or (vi) effect on the exterior of the Building or any of the Building's common areas. Landlord shall not be deemed to have approved the Space Plan, the Plans, or any proposed revisions thereto, unless approved by Landlord in writing. Landlord shall approve or disapprove any Space Plan, Plans or proposed revisions thereto submitted to Landlord for Landlord's approval within twenty (20) calendar days after Landlord's receipt thereof. If Landlord has not approved in writing any Space Plan, Plans, or proposed revisions thereto submitted to Landlord within twenty (20) calendar days after Landlord's receipt thereof, Landlord shall be deemed to have disapproved the same.

  Specifications for Standard Tenant's Work.

      Specifications and quantities of standard building components which will comprise and be used in the construction of the Tenant Work ("Standards") are set forth in Schedule 2 and Schedule 3 to this Exhibit C. As used herein, "Standards" or "Building Standards" shall mean the standards for a particular item selected from time to time by Landlord for the Building, including those set forth on Schedule 2 and Schedule 3 of this Exhibit C, or such other standards of equal or better quality as may be mutually agreed between Landlord and Tenant in Writing. No deviations from the Standards are permitted without the prior approval of Landlord.

      The Tenant Improvements to be performed at Tenant's sole cost pursuant hereto shall include all improvements required for Tenant's occupancy of the Premises not included within the Base Building Work and the Additional Tenant Work.

      The Additional Tenant Work shall be deemed to be the property of Landlord upon the completion thereof. All Tenant Improvements shall be deemed to be the property of Tenant until the expiration of the initial twelve (12) year Term or earlier termination of the Lease, at which time such Tenant Improvements (other than Tenant's trade fixtures, furniture and equipment) shall be and become the property of Landlord; provided however, Tenant shall not have the right to remove, demolish or alter any such Tenant Improvements other than in strict accordance with Paragraph 12 of the Lease of which this Exhibit is a part.

  Tenant's Work Costs.

      The cost of the Tenant's Work (collectively, the "Tenant's Work Costs") shall be paid for by Tenant, which Tenant's Work Costs shall include, without limitation, the cost of: Standards; space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; taxes; off-site improvements (if any are required in connection with the Tenant's Work); preparation of the Premises for construction of the Tenant's Work; taxes; filing and recording fees; premiums for insurance and bonds; attorneys' fees; financing costs; and all other costs expended or to be expended in the construction of the Tenant's Work; and an administration fee (the "Administration Fee") payable to Landlord in an amount equal to three and one-half percent (3.5%) of the total of the Tenant's Work Costs other than such Administration Fee and soft costs such as design, architectural and engineering fees. The Administration Fee shall be payable by Tenant to Landlord on a monthly basis during the course of performance of the Tenant's Work.

      Prior to Tenant's execution of the construction contract and general conditions (the "Contract") with the Contractor (as hereinafter defined) for performance of the Tenant's Work, Tenant shall submit the Contract and the names of the subcontractors for major trades and major materials suppliers for construction of the Tenant's Work, to Landlord for informational purposes. Prior to the commencement of the construction of the Tenant's Work, and after Tenant has accepted all bids for the Tenant's Work, Tenant shall provide Landlord with a detailed breakdown, by trade, of the estimated Tenant's Work Costs (collectively, the "Estimated Tenant's Work Costs") and a construction budget based upon such Estimated Tenant's Work Costs (collectively, the "Tenant's Work Budget"). Tenant shall be solely responsible for payment of all Tenant's Work Costs. If Tenant requests any change(s) in the Plans after approval of the Estimated Tenant's Work Costs and any such requested changes are approved by Landlord, Tenant shall be responsible for any increased Tenant's Work Costs resulting therefrom.

      Within thirty (30) days following the completion of the Tenant's Work, Tenant shall deliver to Landlord (a) copies of signed-off permits and stamped set of Plans evidencing governmental approval of the completion of the Tenant's Work, (b) properly executed unconditional final mechanics lien releases in compliance with both California Civil Code Section 3262(d)(4) from all of Tenant's Agents for labor rendered and materials delivered to the Premises in connection with the Tenant's Work, (c) a reasonably detailed breakdown of the actual final Tenant's Work Costs (which shall include a separate breakdown for the components thereof relating to the Additional Tenant Work), and (d) a certificate of completion of Tenant's Work, in form reasonably acceptable to Landlord. The items referenced in the foregoing clauses (a), (b), (c) and (d) are collectively referred to in the Lease of which this Exhibit is a part as the "Evidence of Lien-Free Completion of Tenant's Work".

  Construction of Tenant's Work.

      Tenant shall retain as the general contractor for performance of the Tenant's Work (such general contractor is referred to in this Exhibit as the "Contractor") a licensed general contractor, reasonably experienced in the performance of comparable work on comparable buildings in the San Mateo area, who shall be subject to Landlord's prior written approval (which approval shall not be unreasonably withheld). The Contractor shall construct the Tenant's Work in conformance with the approved Plans.

      The subcontractors performing the Tenant's Work shall be reasonably qualified and experienced subcontractors. Landlord hereby requires the use of Landlord's specified subcontractor for any roofing subtrade work. In addition, the parties hereby pre-approve the following subcontractors: (a) Southland for fire protection and plumbing subtrade work, (b) Schwartz and Lindheirn for electrical subtrade work, and (c) CMI for HVAC subtrade work. As used in this Exhibit, the term "Tenant's Agents" shall mean the Contractor and all subcontractors, laborers, materialmen, and suppliers used in the construction of the Tenant's Work, and the term "Major Agents" shall mean only the Contractor and any subcontractor or supplier with a contract price in excess of $30,000.00.

      Without limiting the provisions of Paragraph 35 of the Lease (but subject to the provisions of Paragraph 2 of the Lease), Landlord shall not be liable for any direct or indirect damages suffered by Tenant as a result of delays in construction beyond Landlord's reasonable control, including, but not limited to, delays due to strikes or unavailability of materials or labor, or delays caused by Tenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Landlord or Tenant).

      All work to be performed on the Premises by Tenant or Tenant's Agents shall be subject to the following conditions:

        Such work shall proceed upon Landlord's written approval of public liability and property damage insurance carried by Tenant's Contractor, and shall further be subject to the provisions of Paragraph 27 of the Lease.

        All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in a good and workmanlike and first-class manner, and in accordance with all applicable Regulations and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises pursuant to the Lease. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with all applicable Regulations. Tenant shall be responsible for ensuring that construction and installation of the Tenant's Work will not affect the structural integrity or waterproofing integrity of the Building.

        If required by Landlord or any lender of Landlord, by notice delivered to Tenant prior to Landlord's approval of the Permit Plans, all work by the Contractor and its Major Agents shall be done with union labor in accordance with all union labor agreements applicable to the trades being employed. The foregoing shall not apply to vendors or suppliers engaged directly by Tenant, such as cabling contractors and furniture installers.

        Landlord or Landlord's agents shall have the right to inspect the construction of tile Tenant's Work by Tenant during the progress thereof. If Landlord shall give notice of faulty construction or any other deviation from the approved Space Plan or Plans, Tenant shall cause Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any right of Landlord to require good and workmanlike construction and improvements erected in accordance with the approved Space Plan or Plans.

        Tenant shall cause Tenant's Agents to complete the Tenant's Work as soon as commercially reasonable following Landlord's delivery of possession of the Premises to Tenant, provided the foregoing shall not impose any duty on Tenant to incur overtime charges.

        Tenant's construction of the Tenant's Work shall comply with the following: (i) the Tenant's Work shall be constructed in strict accordance with the approved Space Plan or Plans; (ii) Tenant shall cause the Contractor to submit schedules of all work relating to the Tenant's Work to Landlord for informational purposes promptly following the approval of the Plans; and (iii) Tenant shall abide by all reasonable and non-discriminatorily enforced rules made by Landlord with respect to the use of freight, loading dock, and service elevators, storage of materials and/or coordination of work with other work then being performed at the Project.

        Without limiting Landlord's obligation upon the Substantial Completion of the Base Building Work to provide an operational manlift at the Premises or to cause one of the Building elevators to be operational, Tenant or Tenant's Agents shall arrange for necessary utility, hoisting and elevator service with Landlord's contractor and shall pay such reasonable charges for such services as may be charged by Tenant's or Landlord's contractor.

        Tenant's entry to the Premises for any purpose, including, without limitation, inspection or performance of Tenant construction by Tenant's Agents, prior to the date Tenant's obligation to pay rent commences shall be subject to all the terms and conditions of the Lease except the payment of Rent. Tenant's entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

        Tenant shall promptly reimburse Landlord upon demand for any reasonable expense actually incurred by the Landlord by reason of faulty work done by Tenant or Tenant's Agents.

        Tenant hereby agrees to indemnify, defend and hold Landlord, its directors, officers, members, employees and agents harmless with respect to any and all costs, losses, damages, injuries and liabilities (including reasonable attorneys' fees) relating in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, in connection with the Tenant's Work and/or any breach of Tenant's obligations under this Exhibit, or in connection with Tenant's non- payment of any amount arising out of tile Tenant's Work. Such indemnity by Tenant, as set forth above, shall also apply with respect to any and all costs, losses, damages, injuries, and liabilities related in any way to Landlord's performance or any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant's Work, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

        Each of Tenant's Major Agents shall guarantee, in accordance with customary construction guarantees and limitations, to Tenant and for the benefit of Landlord that the portion of the Tenant's Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and each of Tenant's Major Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such Major Agent. All such warranties or guarantees as to materials or workmanship of or with respect to the Additional Tenant Work shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall more to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such rights of direct enforcement.

        Tenant shall provide Landlord with at least ten (10) days prior written notice of any construction of the Tenant's Work to allow Landlord to post notices of non-responsibility.

        Commencing upon the execution of the Lease, Tenant shall hold regular meetings at a reasonable time with the Space Planner and the Contractor (or, until the Contractor is retained, Tenant's construction manager) regarding the progress of the preparation of the Plans and the construction of the Tenant's Work, which meetings shall be held at a location designated by Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and upon Landlord's request, certain of Tenant's Agents shall attend such meetings. During such meetings, Tenant and its Space Planner shall also provide any comments which they may have to the drawings for the Base Building Work so as to allow the parties to endeavor to cooperate in good faith on coordination between the Base Building Work and Tenant's Work

  Insurance Requirements.

      All of Tenant's Major Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, in form and with companies as are required to be carried by Tenant as set forth in Paragraph 8B(6) of the Lease and with limits in the amount required under Paragraph 8B(2) of the Lease.

      Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant's Work, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Paragraph 8 of the Lease.

      Certificates for all insurance carried pursuant to this Exhibit must comply with the requirements of Paragraph 8 of the Lease and shall be delivered to Landlord before the commencement of construction of the Tenant's Work and before the Contractor's equipment is moved onto the site. In the event the Tenant's Work is damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant's Work is fully completed and accepted by Landlord, except for any Product and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Paragraph 7 shall insure Landlord and Tenant, as their interests may appear, as well as Tenant's Agents. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

  Completion Date.

      The term "Landlord Delays," as such term may be used in this Exhibit, shall mean any delays in the completion of the Tenant's Work which are due to any act or omission of Landlord, its agents or contractors. Landlord Delays shall include, but shall not be limited to: (i) delays in the giving of authorizations or approvals by Landlord when required of Landlord hereunder beyond the period provided for herein for Landlord's response to such requests for authorizations or approvals (or, if no time period is expressly so provided for herein, then beyond a reasonable period of time for Landlord to consider and respond to the applicable request for authorization or approval), (ii) delays due to the acts or failures to act, of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the Tenant's Work, (iii) delays due to the interference of Landlord, its agents or contractors with the completion of the Tenant Work or the failure or refusal of any party to permit Tenant, its agents and contractors, access to and use of the Building or any Building facilities or services, including elevators and loading docks, which access and use are necessary to complete the Tenant's Work, and (iv) delays due to Landlord's failure to allow Tenant sufficient access to tile Building and/or the Premises during Tenant's move into the Premises. The parties hereby agree that Landlord Delays shall not include delays in Landlord's delivery of possession of the Premises to Tenant and/or the Substantial Completion of the Base Building Work (since such delays in delivery of possession shall, by definition, delay the commencement of Tenant's 120-day build-out period). No Landlord Delays shall be deemed to have occurred unless Tenant has provided notice, in compliance with the Lease, to Landlord specifying that a delay shall be deemed to have occurred because of actions, inactions or circumstances specified in the notice in reasonable detail. If such actions, inactions or circumstances are not cured by Landlord within one (1) business day after receipt of such notice ("Count Date"), and if such actions, inaction or circumstances otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the Count Date.

      Within ten (10) days after completion of construction of the Tenant's Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Space Planner and the Contractor (i) to update the approved working drawings as necessary to reflect all changes made to the approved working drawings during the course of construction, (ii) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (c) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (iii) Tenant shall deliver to Landlord a copy of all warranties, guarantees, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

      A default under this Exhibit shall constitute a default under the Lease, and the parties shall be entitled to all rights and remedies under the Lease in the event of a default hereunder by the other party (notwithstanding that the Term thereof has not commenced).

      Except for the Base Building Work to be constructed by Landlord pursuant to this Exhibit, Tenant shall accept the Premises upon delivery of possession by Landlord in its then existing "as-is" condition.

SCHEDULE 1
TO EXHIBIT C

BASE BUILDING WORK

Base Building Work shall include the following:

A. Four (4) story, steel frame shell of approximately 140,450 rentable square feet in Building 2. Frame will be fireproofed and include perimeter skin and roof in place with all plans subject to final approval by the City of San Mateo.

B. Floor Levels 1-4 shall be hard trowel, smooth concrete level (not to exceed 1/4" per 10") ready for installation of floor covering excluding standard floor preparation and waterproofing.

C. Floor loading: live load: slab and upper floors shall be designed to support a live load of eighty (80) pounds per gross square foot and a partition load of twenty (20) pounds per square foot for a total of one hundred (100) pounds per gross square foot.

D. Unfinished base building exit stairs in compliance with the Americans with Disabilities Act of 1990 (the "ADA").

E. Roof. Built up roof system and roof drainage system.

F. Exterior Walls: Exposed metal studs without insulation or drywall including completed window assembly with painted metal window frames. All exterior doors will be fitted with code compliant exit hardware with electric locks (not electric strikes or magnetic locks) as required to accommodate the Tenant's card reader security system

G. Electrical/Utilities: All utilities (including telecommunications, electrical, water, sanitary sewer) shall be stubbed to Building exterior. Service will be provided to the building main electrical room located in the garage, under Building 2. Service will originate at underground PG&E transformer vault located on Park Place. Conduits from vault to electrical room will be sized to accommodate a 3000A service. Landlord will provide a meter center service to the first floor retail spaces and garage loads. It is the responsibility of the Tenant to provide its own temporary power. Landlord shall provide separate gas metering for the Building and the Premises.

H. Three (3) base building 3,500 lb. elevators without cab finishes. Landlord shall make one of three elevators available for Tenant's temporary use for use for construction traffic and material handling. At the time Landlord makes available to Tenant the temporary use of the elevator, Landlord shall remove the manlift(s) at exterior of building. Landlord shall obtain State and other required certifications of the elevators within 120 days of substantially completing the Base Building Work - provided Tenant completes all cab work and other work in a timely fashion so as not to hold up the certification process. Notwithstanding any other provisions set forth in this Lease, the Term Commencement Date shall not be deemed to have occurred until Landlord has obtained such elevator certifications from applicable governmental authorities (except to the extent that the failure to obtain such certifications is the result of any failure by Tenant to complete Tenant's Work).

I. Base building fire sprinklers (right hazard distribution), main floor shut off valves and primary loop at each floor.

J. Parking: Non-exclusive parking located under "Building 1", "Building 2" and "Building 3" as designated by Landlord and adjacent surface parking.

K. Site landscaping, hardscape, storm and area drainage systems and exterior lighting.

By way of example only and without limitation, the Base Building Work shall not include (i) sprinklers beyond those required for Base Building Work permit, (ii) window coverings, (iii) fire alarms or security systems, (iv) interior walls including all lobbies and restrooms, (v) HVAC systems, (vi) plumbing systems, (vii) electrical, telephone, telecommunications or janitorial closets, (viii) building cabling, or (ix) roof screens.

SCHEDULE 2
TO EXHIBIT C

ADDITIONAL TENANT WORK

The Additional Tenant Work shall include, without limitation, the following:

1.0 INTERIOR MATERIALS AND FINISHES

1.1 Partitions

a. Ground Floor and Typical Floors: Provide sheetrock walls (rating as req'd. by code) at all electrical, telecom, toilet rooms, riser shafts. and furring to conceal structural elements.

b. Ground Floor Lobby: Provide one hour rated sheetrock walls. Glass partitions at ground floor lobby allowed, but must meet 1 hr. fire rating requirement. Wired glass not acceptable.

c. Basement Garage: CMU at basement utility rooms to be provided as a part of Base Building Work by Landlord. Finish @ Utility Rms in basement by Tenant.

d. Basement Elevator Lobby: CMU @ basement elevator lobby by Landlord as a part of the Base Building Work. Finish to be provided by Tenant.

e. Stairwell Enclosures: Landlord to provide stud framing and the inside layers of sheetrock as a part of the Base Building Work. Tenant to provide outside layers of sheetrock. Stairwell paint finish by Tenant.

Note: Elevator shaft walls by Landlord as a part of the Base Building Work. Additional layers of sheetrock, or other finish treatment by Tenant.

1.2 Doors and Frames

a. Doors and frames for typical office floor core areas, exit stairs, toilet rooms, mechanical and electrical rooms shall be full height x 1 3/4 inch thick solid core doors with hardwood veneer. Frames will be full height factory finish RACCO or equal.

b. Lower level service areas and areas concealed from public view will have painted hollow doors and frames.

c. Lobby level doors and frames in the curtain wall system shall be .,,]ass or metal to match adjacent base building doors.

d. Doors will be fire rated to meet code requirements.

1.3 Hardware

a. All hardware to be satin stainless finish.

b. Surface mounted closers will be used only for doors in service areas.

c. Pivot hinges will be used for doors in lobbies; all other doors will have butt hinges.

d. Overhead hold opens, double door closing co-ordinators, buffers, stops, kick-plates and armour-plates will be used as necessary.

1.4 Painting

a. In areas required to be painted, walls and ceilings will be finished with 2 eggshell finish coats on 1 undercoat.

2.0 INTERIOR FINISHES IN PUBLIC SPACES

General Note: The ground floor lobby configuration is as shown on the attached plan.

2.1 Ground Floor Lobby

a. Floor Finish: Stone (min. 2 cm thickness.)

b. Wall Finish: Wood (see section 06400), 50% minimum coverage.

c. Ceilings: Sheetrock. Vary ceiling heights along length and across width of public lobby to support design concept. Subject to Landlord approval.

d. Lighting: The lobby shall be illuminated by decorative lighting fixtures, and/or recessed down lights and concealed indirect sources, as typically found in Class A office buildings, subject to Landlord approval.

e. Tenant Doors and Frames: See 1.2.c above.

f. Guard Desk: To be clad in wood or stone, consistent with lobby design. Equipment to be concealed. Subject to Landlord approval.

2.2 Typical Floor Elevator Lobby

a. Floor Finish: Carpet

b. Wall Finish: Paint

c. Ceilings: Sheetrock or Plaster. Vary ceiling heights along length and across width of public lobby to support design concept. Subject to Landlord approval.

d. Lighting: The typical floor elevator lobbies shall be illuminated by decorative lighting fixtures, and/or recessed down lights and concealed indirect sources, as typically found in Class A office buildings, subject to Landlord approval.

e. Elevator Lobby Doors and Frames: Match Tenant Improvements.

3.0 TOILETS

3.1 Handicapped provisions shall comply with the ADA.

3.2 Walls shall be finished with 2"x2" matt finished ceramic tile. Floors to 4"x4" satin glazed tile at wet walls with vinyl wall covering at remaining walls.

3.3 Ceilings shall be painted sheetrock with recessed lighting.

3.4 Floor mounted, painted steel toilet partitions and doors shall be provided, SanyMetal or equal.

3.5 Accessories shall be by Bobrick, Contura series or approved equal:

a. continuous mirror above vanity with concealed securing or stainless steel continuous moulding

b. soap dispenser

c. combination paper towel dispensers and large capacity waste bins

d. double toilet roll holders

e. coat hooks

f. recessed tampon/sanitary towel dispensers in area outside enclosed toilet (women's toilet)

3.6 Lavatory Countertops: Granite with minimum 11/2" front lip, 4" back splash/side splash

4.0 FINISHES IN SERVICE AREAS

4.1 Exit Enclosures

a. Stair flights and landing will be painted metal with concrete treads.

b. Walls will be painted masonry or sheet rock.

c. Handrails and balustrades will be painted tubular steel with welded joints ground smooth and installed to meet ADA requirements.

d. Lighting will be wall mounted fluorescent fixtures at main and intermediate landings.

4.2 Electrical and Telephone Rooms

a. Floors will be sealed concrete.

b. Walls will be painted sheetrock.

4.3 Janitors' Closets

a. Provide a minimum of one at ground floor.

b. Additional to be provided at tenant's option.

c. Location as shown on plan.

5.0 ELEVATOR CAB FINISHES

5.1 Interior Ceiling Height: 10'-0"

5.2 Front Panel: Satin Finished Stainless Steel (Buttons on both sides)

5.3 Side and Rear Wall Panels: Cherry veneer or vinyl wallcovering with stainless trim

5.4 Ceiling: Satin Finished Stainless Steel

5.5 Lighting: Recessed incandescent downlights, or indirect cove light (subject to Landlord approval)

6.0 FIRE SPRINKLER SYSTEM

6.1 Work Included: The Tenant shall design and furnish all labor, materials, tools, equipment, services, and transportation necessary for, or reasonably incidental to, the construction and completion in working order of the fire protection work, including, but not limited to, the following:

a. Provide a complete overhead automatic wet fire sprinkler system for Building 2 including connections to fire sprinkler mains with branch outlet stub-outs at 15'-0" on centers.

b. Repair of all damage done to premises as a result of this installation and removal of all debris left by those engaged in this installation.

6.2 Intentionally omitted.

6.3 General Design Requirements

a. The automatic wet fire sprinkler system shall be designed and installed in accordance with NFPA 13, California Code of Regulations, Local Code and San Mateo Fire Marshal Requirements, and as specified hereinafter.

b. Engineering calculations and construction drawings shall be prepared and signed by a competent registered mechanical engineer regularly employed in the fire protection design field.

c. Coordination with architect, engineering consultants, site utilities, and other trades.

d. Water Data: 72 PSI static, 52 PSI residual with 840 GPM flow measured at East Hillsdale Boulevard's first fire hydrant. Contractor shall verify this data during bid time, and make necessary allowances as required.

7.0 PLUMBING

7.1 The Tenant shall design and construct a complete and operative plumbing systems including all labor, materials, tools, equipment, services, and transportation necessary for, or reasonably incidental to, the construction and completion in working order of the plumbing work, including, but not limited to, the following:

a. Soil, waste, and vent piping system including grease interceptors, connection to sanitary waste line stubout at the garage ceiling, and vent stub-outs through the roof.

b. Condensate drains for air conditioning.

c. Domestic hot and cold water piping system including water heaters, pipe sterilization, hot water circulating pumps, insulation, and connection to exterior line stub-outs.

d. Furnishing and installation of plumbing fixtures and trim.

e. Natural gas piping system including connections to PG&E gas meters located in the parking garage central gas meter room and connections to equipment furnished in another section of work.

f. Intentionally omitted.

g. Hangers, anchors, sleeves, metal supports, and channels as required for work under this section including sound isolators where indicated.

h. Rough-in and final utility connections to equipment furnished and installed under other sections.

i. Piping and valve identification.

j. Testing, adjusting of completed work, inspections, and instructions.

k. Repair of all damage done to premises as a result of this installation and removal of all debris left by those engaged in this installation.

1. Shop drawings, submittals, as-built drawings and operating and maintenance manuals.

m. Permits and connection fees.

n. All rigging hoisting, transportation and associated work necessary for placement of all equipment in the final location as shown.

7.2 General Design Requirements:

a. The plumbing systems shall be designed and installed in accordance with the Uniform Plumbing Code, California Code of Regulations, and Local Code Requirements; and as specified hereinafter.

b. Engineering calculations and construction drawings shall be prepared and signed by a competent registered mechanical engineer regularly employed in the plumbing design field. The calculations shall be based on the latest recommendations of ASPE Guide and ASHRAE Handbook, and the Design Criteria specified hereinafter.

c. Coordination with architect, engineering consultants, site utilities, and other trades.

7.3 Sanitary Waste and Vent System:

a. Plumbing fixtures shall be drained by gravity through soil and waste piping and connected to sanitary sewer stub-outs shown on civil drawings.

b. Plumbing vents within 50'-0" of each other shall be collected and combined into one (1) vent thru roof to minimize roof penetrations. No additional roof penetrations are allowed without Landlord's approval.

c. Provide a minimum of 2% slope for sanitary sewer lines.

d. Provide Floor Drains at each Toilet Room.

7.4 Domestic Hot and Cold Water Systems:

a. Water pressure shall be limited to a maximum of 65 psi and a minimum of 35 psi with duplex pressure reducing valves.

b. Water piping shall be sized to limit the maximum flow velocity as follows:

i. 2 inch and under: 4 feet/sec.

ii. 2-1/2 inch and larger: 6 feet/sec.

c. Provide 105 F hot water for lavatories, sinks, janitor sinks and sinks. Hot water shall be provided with gas-fired type hot water heaters located in the mechanical roof enclosure.

d. Provide a circulating hot water system with circulating pumps, aquaslat and timeclock controls. Plumbing fixtures requiring hot water shall be within 5'-0" of circulation loop, exception janitor sinks.

e. All domestic hot water supply and return piping shall be- insulated.

f. Provide hot and cold shut-off valves for each toilet room. For the large Men's and Women's toilet, provide shut-off valves for each group of lavatories and urinals/waterclosets.

g. Provide cooling tower and boiler make-up water including shut-off valves and backflow preventers.

h. Provide hose bibbs in each toilet room.

i. Provide complete piping of all hot and cold water system, relief valve and equipment drains into nearest floor sink or drain.

7.5 Gas System:

a. Contractor shall connect to the gas meter and shall provide a complete functioning natural gas piping system for the boilers, and other gas-fired equipment.

b. The piping distribution system will be sized in accordance with Plumbing Code.

c. Provide gas shut-off valve for each building gas main inside the gas meter room.

8.0 ELECTRICAL SERVICE

8.1 Electrical Distribution Equipment: Tenant shall provide switchgear for service to Building 2. Switchgear shall be served from 3000A bus stubs in Owner provided equipment.

8.2 Main Switchgear:

a. Main breaker shall be provided with shunt-trip control. Provide a key switch per San Mateo City requirements for control of the shunt- trip breaker. Locate key switch per San Mateo City direction.

b. Equipment:

i. Provide main switchboard with fixed mounted insulated case or molded case circuit breakers.

ii. Provide ground fault protection.

iii. Provide utility metering as required. Coordinate work with PG&E.

8.3 Electrical Risers - Lighting and Receptacle Loads: Provide two electrical risers sized to support the following minimum requirements (use total square footage when calculating W/SF): a. Lighting: 1.5 W/SF b. Receptacle Power (120/208V): 3.5 W/SF

8.4 Mechanical & Elevator Equipment: Provide feeders to roof sized sufficiently to serve all mechanical and elevator equipment. Feeder shall be a minimum 1200A at 277/480V.

8.5 Transformers: a. Rating: Provide two 75 kVA transformers per floor. b. Transformers shall be K13 rated.

8.6 Panels: All panels shall be provided with the following:

a. Door-in-door construction.

b. Copper bus.

c. 120/208V panels shall be provided with transient voltage surge suppressors.

8.7 General Interior Electrical Fit-Up Requirements:

a. Lighting Circuitry and Control:

i. Provide single pole toggle switches per Title 24 requirements for all enclosed areas, i.e. toilets, electrical rooms, mechanical rooms, etc.

ii. Route all corridor and lobby lighting circuits through lighting control panels.

b. Other Miscellaneous:

i. Provide 20 amp 120V. circuit to each drinking fountain.

8.8 Fire Alarm System Requirements:

a. Preface: Provide an addressable fire alarm system with devices as described below.

b. Manual Pull Stations: Provide manual pull stations at each exit and at each stairwell door on all floors.

c. Sprinkler System: Provide monitor modules as follows:

i. PIV.

ii. For valve monitor and flow switches.

d. Ceiling Smoke Detectors:

i. One per elevator lobby per level: Provide one control module per elevator lobby and connect to door hold open/release devices.

ii. In addition to the elevator lobbies, provide smoke detectors in all electrical rooms & telecom rooms.

e. Duct Smoke Detectors: Provide duct smoke in fans as required by code.

f. Horn/Strobes: Provide horn/strobes in corridors, elevator & main lobbies, bathrooms, etc to comply with applicable codes.

8.9 Building Lighting & Outlets

a. General: Provide lighting and receptacles in all spaces, core/shell areas and Tenant Improvements areas. Lighting and receptacles in core/shell spaces shall be provided as described below:

Area	Lighting	Duplex
Stairwells	4' surface mounted floor wrap with 2 T8 lamps
Elect Rms	4' or 8' fluor strip with 4' T8 lamps	1
Toilets	Per Tenant Improvements design	1 GFI
Corridors	Fluor downlights, 2x2 or 2x4 fixtures	30' on center
Telecom Rms	4' or 8' fluor strip with 4' T8 lamps	2
Janitor	Surface drum with compact fluor lamps	1 GFI
Elev machine rms	4' or 8' fluor strip with 4' T8 lamps & wire guards	2 GFI
Exits	LED edge-lit

b. Roof:

i. Provide twin head incandescent floodlight fixtures and weatherproof receptacles in mechanical spaces. Provide light switch at roof access for control.

9.0 THE FOLLOWING HVAC WORK SHALL BE PROVIDED BY OFFICE TENANT:

9.1 Core areas.

a. Provide cooling and heating for 1st floor entry lobby. Lobby shall be served by VAV zones that are separate from tenant zones.

b. Provide cooling and heating to toilet rooms, telephone/electrical rooms, elevator machine room (ventilation if this is not a conditioned space), and upper floor elevator lobbies. This may be from adjacent tenant zones rather than separate zones.

c. Provide complete exhaust and make-up systems for toilet rooms, janitor's closets, and other core rooms required to have exhaust.

i. Toilet rooms shall be exhausted a minimum of 50 cfm per toilet/urinal.

ii. Provide an additional 250 cfm per floor of exhaust stubbed into ceiling plenum from each toilet exhaust system. This will allow for future exhaust needs, such as tenant toilet or kitchenette, and will allow for exhaust of small interior construction areas during future remodels.

d. Tenant spaces.

i. Cooling System: Provide three rooftop packaged VAV air conditioning units serving three supply shafts. Due to architectural constraints, two units share a common return air shaft.

ii. Minimum Capacity: Two at 90 tons, one at 105 tons, or other mix of sizes to provide same capacity.

iii. For sound control mount units on structural steel supports with lined exterior ductwork to shafts.

e. Heating System: Provide a single outdoor hot water boiler and single pump.

i. Capacity: 3000 MBH input.

ii. Pipe to multiple risers along perimeter columns stubbed out for connection to VAV reheat boxes.

iii. Systems shall be variable flow. Use only two-way modulating valves, except one or two 3-way valves provided only to prevent inadvertent pump dead-heading. (So-called end-of-line valves not desired nor allowed.)

f. Auxiliary 24/7 cooling: Split system air conditioners with condensing units located on roof or in the basement garage. During base building design, coordinate locations and estimate sizes of openings required for future refrigerant piping through post-tension slab to garage

g. The following HVAC work shall be provided by Other Tenants:

1st Floor Restaurant heating, cooling, exhaust, ventilation, and make-up air systems, all other work associated with this space.

9.2 Variable air Volume AC Units:

a. Trans SXHF/SXHG or equal by Carrier or York.

b. Required Options that Tenant Shall Provide: Rooftop Units

i. Minimum filter efficiency shall be MERV 12 as rated by ASHRAE Standard 52.2 (80-85% Dust Spot Efficiency as rated by ASHRAE Standard 52. 1).

ii. 100% modulating powered relief with Statitrac building pressurization control. Locate iv. indoor sensor port in interior zone well away from exterior doors, elevators, and diffusers.

iii. Hinged access doors.

iv. Variable speed drives on supply fan. Bypass not required. Locate supply static pressure sensors at bottom of duct shaft.

v. Intentionally omitted.

vi. Economizer with ultra low leakage dampers and drybulb high limit switch.

vii. Premium efficiency VFD-ready motors.

viii. GBAS interface

Hot Water Boilers

i. Gas fired, atmospheric boilers shall be bent-tube type by Bryan or Parker, or straight tube design by Ajax. Copper fin-tube and cast- iron boilers not acceptable.

ii. High/low firing

iii. Provide listed weather enclosure for outdoor air installations.

Temperature and Energy Management

i. Summary: Complete automatic direct digital control system as specified below for

ii. HVAC systems

iii. Limited monitoring of electrical systems

iv. Lighting systems

v. System shall comply with specifications for and be the same manufacturer as the control system provided with Building 4. Coordinate with mechanical engineer/contractor of that building. (The intent is that the two systems be compatible so that both buildings may be centrally controlled should they be managed by one entity in the future. Landlord will be responsible for connecting the two control systems either during this phase of construction or in the future at its option.)

Pumps

i. PACO, Bell and Gossett, Armstrong, Taco

ii. Pumps shall be close-coupled, either end-suction or in-line. Bronze-fitted.

Piping

i. Piping materials shall be Type "L" Copper.

ii. Joint System: 95/5 tin/antimony solder.

Ductwork

i. Ductwork shall be shall conform to the SMACNA HVAC Duct Construction Standards.

Seismic Restraints

i. Provide seismic restraints to meet requirements of the UBC. Restraints shall not short-circuit vibration isolation systems under normal operation.

ii. Design restraints shall be per code or SMACNA "Seismic Restraint Manual Guidelines for Mechanical Systems".

Execution

Test and adjust all items of air conditioning system to provide design conditions. Testing and balancing shall be performed in complete accordance with AABC or NEEB National Standards for Field Measurements and Instrumentation as applicable to air distribution and hydronic systems.

SCHEDULE 3
TO EXHIBIT C

BUILDING STANDARDS
Partitions:
Standard Partition:

Floor to ceiling grid height, 3-5/8", 25 gauge sheet metal studs at 24" o.c. 5/8" Type "X" gypsum board each side, with extruded aluminum tapeable top track, taped smooth and ready for finish. Gypsum board finish to be level 4 (ASTM C 840). All gypsum board shall be Type "X" even if not used in fire rated partition. Partitions to be braced to structure above as per code. Increase gage, size or spacing of studs, as required by code due to loading or floor to ceiling heights.

Demising Partition: (Between Tenant Spaces)

Floor to ceiling grid height, 3-5/8", 25 gauge sheet metal studs at 24" o.c., 5/8" Type "X" gypsum board each side, 3" x 25" acoustic batt insulation in cavity (creased to fit), Neoprene compression gasket @ head track, taped smooth and ready for finish. Gypsum board finish to be level 4 (ASTM C 840). All gypsum board shall be Type "X" even if not used in fire rated partition. Provide wrapped batt insulation on top of suspended ceiling 2'-0" on each side of this partition. Partitions to be braced to structure above as per code.

Standard One-Hour Corridor & Compartment Partition:

Floor to structure above, 3-5/8", 25 gauge sheet metal studs at 24" o.c., 5/8" Type "X" gypsum board each side full height, perimeter fire caulked, taped smooth and ready for finish. Gypsum board finish to be level 4 (ASTM C 840). Head track to be deflection track assembly. (UL DES U419 or U465).

Perimeter Glazing Wall Wainscot:	5/8" Layer type "X" gypsum board, under aluminum sill extension, taped smooth, level 4 finish.
Glass Sidelites:

Floor to door height glazing, 1/4" thick tempered glass (up to 2 feet in width), 3/8" thick tempered glass (up to 3 feet in width) in aluminum, knockdown, RAACO style frame; clear anodized aluminum, integral with door frame.

Glass Partition:

Floor to door height glazing, 1/2" thick tempered glass, # of sections to be determined by Tenant, with individual panes butted to adjacent panes and caulked with clear silicone, mounted in perimeter aluminum knockdown, RAACO frame (head, sill & jambs); integral with door frame.

Door,, Frames And Hardware:
Entry/Interior Doors:	Summary:	Solid core with Hardwood veneer, factory finished, factory fitted to frame and factory machined for hardware.
	Size:	3'-0" x Full Height x 1 3/4".
Manufacturer/Source: Source and Manufacturer to be selected by Tenant.
	Quality Standard:	WIC's Manual of Millwork - Doors to comply with Grade Compliance and Installation specifications.
Fire rating: Where required. Comply with all applicable codes and ordinances.
Finish:

Grade: Premium with Grade AA faces - factory finished
Finish: Manufacturers Standard transparent finish
Staining: None, see "Finish".
Effect: Semi-filled (second finish coat).
Sheen: Satin.
Species and Cut: Cherry or Maple, Quarter Sliced, Vertical grain
Match: Book Matched
Assembly of veneer leaves: Balanced
Stiles: Applied wood veneer edges of same species and matching color to faces, covering edges of faces.

	Construction:	Solid core, particle board - grade LD-2, five-ply bonded core, with stiles and rails bonded to core, and entire unit abrasive planed before veneering.
	Door beveling:	Standard 3.5 degrees at lock and hinge edges
	Warranty:	For life of installation.
Entry/Interior Frames:	Aluminum, knock-down, RAACO frame;
Glass Doors:	To be selected by Tenant.
Hardware:
Finish:	US32D - (626 - satin chromium plated) Entry Lockset: Schlage - L9453 - #17 - Extra Heavy Duty Mortise lockset/deadbolt.
Interior Latchset:	Schlage - L9010 - #17 - Extra Heavy Duty Mortise Passage Latchset .
Interior Lockset:	Schlage - L9050 - # 17 - Extra Heavy Duty Mortise Office Lockset
Electronic Lockset:	Schlage - L908OPEU XL 11-811, 24 VDC Keying: 6-Pin Mortise, Schlage L-series, E Keybank
Closer:	LCN 4041 pullside, LCN 4000T pocket doors, LCN 4041 with parallel arm, conforming with required maximum pull force per code.
.Hinges:	Hager BB 1279 or eq. McKinney - 4 -1/2" x 4-1/2" for Standard Doors.
Hinges @ Drs. W/ Closers:	Hager BB 1279 or eq. McKinney - 4-1/2" x 4-1/2" for doors with closers or high frequency doors.
Electric Hinges:	McKinney 4 wire CCTA2714
Seal:	Wool pile or S88W Pemko at hollow metal
Floor Stop:	Glynn Johnson FB- 3 with FB 14R riser for carpet.
Hold Open Device:	Architectural Builders Hardware Manufacturing: adjustable armature depth series.
Hardware Notes:

1. All locksets/latchsets to be equipped with armored fronts and "A" Rose on handles and both sides.
2. Tenant interior doors shall receive a latchset, hinges, door stop as standard.
3. Should panic hardware be required, it is the responsibility of the Tenant to provide and install necessary hardware to meet code requirements including additional hardware on existing exit doors.

Suspended Ceiling System:
Ceiling height:	9'-0" above finished floor, minimum.
Grid:	Armstrong: 2' x 4' Second Look. 9/16" Bolt-Slot system - #7601 and cross tees as required, heavy duty; Color: WH-White, or equal. Utilize #7804 - 9/16"w. x 15/16" h. "L" angle for perimeters.
Tile:	24"x 24" x 5/8", Class A, regular, non- directional tile, bevel edge, Color: White (WH).
Floors:
Carpet:	Tenant's choice.
Optional Pad:	Tenant's choice.
Vinyl Tile/Sheet Vinyl:	Tenant's choice.
Base:

Tenant's choice. All walls shall be finished such that if 2- 1/2" high base were installed at a later date, wall will be properly finished (Level 4 Finish). For carpet installations, straight cut base shall be installed. For vinyl tile and sheet vinyl installations, top set (coved) base shall be utilized.

Paint:
Paint:	Manufacturer, specification, color to be Tenant's Choice. Provide one primer coat, two finish coats minimum.
Wallcovering:
Wallcovering:	Tenant's choice.
Exterior Blinds:
Exterior Blinds:	Levolor Riviera Mark I, 1" mini-blind, "Sheerview" option, controls: Lift cord and tiltwand, color: TBD by Landlord and approved by Tenant. Mount blinds inside exterior window frames.
Heating, Ventilation & Air Conditioning:
Basic System:

The base building heating, ventilation and air conditioning (HVAC) system consists of two, roof-top, air-cooled, variable air volume units; centrifugal fans with variable frequency drive fans and gas fired boiler. Distribution is by central riser shafts then to main distribution ducts on each floor. Tenant areas are conditioned by variable air volume (VAV) units with hot water reheat to provide air conditioning and zoning flexibility for normal off- ice use. Direct digital controls (DDC) manage this system down to zone level.

Zoning Design:

Tenant space will be divided into thermostatically controlled zones, the number of which will be determined by specific Tenant layouts. Maximum Perimeter Zone: 800 square feet of perimeter area. All corner offices shall be a separate zone. Maximum Interior Zone: 1,600 square feet of interior area.

Additional Cooling:	If necessary for isolated requirements, Tenant to utilize split systems as required. Condensers to be located at roof or garage, based on location of cooling need.
Equipment Schedule:

The Tenant will prepare design criteria based on types of equipment that will be used in areas that are not considered typical off-ice space. This will allow for the normal on-going exchange and upgrade of equipment.

Supply, Return and Exhaust Grills:	Drop-in (flush with ceiling), color to match ceiling grid. Where grills visually expose the ceiling cavity, paint all visually exposed components in the ceiling cavity flat black.
Pluming: (Above Standard)
Breakroom Sinks:	Tenant's Choice.
Faucet:	Tenant's Choice.
Hot Water Heaters:	Tenant's Choice.
Point-of-Use:	Tenant's Choice.
Dishwasher:	Tenant's Choice.
Instant Hot:	Tenant's Choice.
Power/Communication:
Single Phase Breaker Spaces:	4.5 per 1000 square foot.
Duplex Wall Outlet:	110V A.C., box, conduit, standard receptacle and plate; Color: white.
Dedicated Duplex Outlet:	110V A.C. or 220V A.C., box, conduit, 20A receptacle and standard plate; Color: Grey.
Isolated Ground:	110V A.C., box, conduit, Leviton Decora Series, 20A receptacle and standard plate; Color: Orange.
Duplex Floor Monument:	110V A.C., RC1 or equal., monument, conduit, plate, brushed aluminum; Device Color: black.
Alternative:	3" flush floor mounted outlet - (4) receptacles, capacity for (2) data lines. Color: Tenant's Choice.
Tel/Data Wall Outlet:	Tenant to provide standard white receptacles/coverplates mounted level with electrical receptacles.
Notes:

1. Standard mounting height for receptacles to be +17" above finished floor and in compliance with all applicable accessibility requirements.
2. All electrical outlets shall be provided with type on tape on device/coverplate indicating Panel/Breaker. Existing building electrical panels are provided with engraved identification on panels/breakers.

Telephone Cabling, Data Cabling & Low Voltage (Security, etc.) Wiring:

Telephone, data cabling and low voltage wiring provision and installation is the responsibility of the Tenant. It is the responsibility of the Contractor to coordinate and identify the period of time during construction in which this work shall be completed. Cable/wiring run in the return-air plenum shall be plenum rated. All phone, data, security and other equipment shall be located within the Tenant's Premises.

Lighting:
Recessed Fluorescent - 2x4 (Alternate for offices, conference rooms and similar rooms)	Manufacturer:	Cooper
	Model:	2x4 18 cell parabolic 2EP3GAVX-332-S361-277V-EB82-L87 or Equal
	Distribution:	Bi-Directional
	Ballast:	Electronic Ballast
	Lamps:	(2) T5 per fixture - 3500K Lamps
	Voltage:	277
	Mounting:	ST - Slot T Ceiling
	Shielding:	PS - Performated Shield
	Options:	Emergency Circuit / Battery Packs where required.
Recessed Fluorescent - 2x2 (alternate for small special rooms such as storage rooms and computer rooms)	Manufacturer:	Same as above
Model:
	Distribution:	Bi-Directional
	Ballast:	Electronic Ballast
	Lamps:	(2) 40 Watt Biax - BX40 per fixture - 3500 K Lamps
	Voltage:	277
	Mounting:	ST - Slot T Ceiling
	Shielding:	PS - Perforated Shield
	Options:	Emergency Circuit / Battery Packs where required.
Fluorescent Downlight:	Manufacturer:	Lithonia - Gotham
	Series:	AF
	Lamps:	(1) 32TRT - 3500K lamp
	Aperture:	8"
	Trim Color:	AR - Clear
	Finish:	Specular Low Iridescent
	Voltage:	277
	Notes:	Provide Dimmable Ballast/Lamps where specifically required by Tenant.
Fluorescent Wallwasher:	Manufacturer:	Lithonia - Gotham
	Series:	AFW
	Lamps:	(1) 32TRT - 3500K lamp
	Aperture:	8"
	Trim Color:	AR - Clear
	Finish:	Specular Low Iridescent
	Voltage:	277
	Notes:	Provide Dimmable Ballast/Lamps where specifically required by Tenant.
Under-Cabinet Lights:	Tenant's Choice
Switching:

All rooms and open areas shall be fitted with motion sensors. Small rooms/offices to be equipped with infra red/motion sensor with integral rocker switch, single pole, color: white. Larger areas/rooms to be equipped with ceiling mounted motion sensors, color: white. Three and four-way switches shall have standard coverplate and switch, color: white. Fan switch: single pole engraved "FAN"; color: white.

Dimmers:	Standard dimmer and coverplate, suitable for control of load controlled. Color: White
After-hours Lighting Switch:	In room motion detectors will be used for energy management.
Exit Sign:	Lent/Legr recessed Ceiling edgelit LED exit Light. 3/16" thick clear acrylic double panels with opaque separator with green engraved lettering.
Emergency Lights:

Tenant to provide emergency lighting utilizing appropriately specified Building Standard light fixtures. Layout shall meet all code requirements and any local requirements dictated by codes or Building/Fire officials.

Life Safety System:
Sprinklers:

A fully automatic "light hazard" sprinkler system to be furnished throughout the Tenant space The Tenant Improvement Work shall specifically modify the system per the Tenant's proposed layout in accordance with NFPA Pamphlet No. 13.

Sprinkler head:	Semi-recessed, polished white escutcheon.
Fire Alarm System:

Provide fully operable Fire Alarm System-operated from the Fire Alarm Panel. Fire Alarm System to have two means of alarm mode: audible, through horns strategically placed throughout the tenant space and corridors, and visual, strobes at strategic locations throughout all halls and in places of assembly as required by NFPA.

Smoke Detectors:

Notifier or equal: CPX-551 1; color: white. (Smoke detectors may also be used to substitute for 1-hr. Corridor construction, with approval of building and fire departments, approximately 30' on center in circulation areas.)

Strobe, Visual Warning:	Notifier or equal: V4R2475ADA clear lamp lens, off-white housing with red "FIRE" lettering; wall mounted at +80" A.F.F.; synchronized flash rate.
Speakers, Audible Warning:	Notifier or equal: V400; color: white.
Fire Extinguisher:	2A-10BC hand portable fire extinguisher; strategically wall mounted per Building/Fire officials.
Fireproofing:	W.C. Grace Monocoat; all modifications to the continuity and integrity of the existing fireproofing shall be patched to maintain the building's fireproofing.
Casework:
Casework:	All Millwork to be W.I.C. Custom Grade or better. Tenant to comply with accessibility standards.
Casework Hardware:	Tenant's Choice
Telephone Backboard:	5/8" thick, fire treated plywood, paint to match wall; label left exposed.
Appliances:	Tenant's Choice
PERIMETER BUILD-OUT:	Private offices and conference rooms shall be built-out on the perimeter glass line and shall be built to a depth of 12 feet to 16 feet clear and on 5'-0" mullion and column module.